Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and between

WILSHIRE BANCORP, INC.,

WS MERGER ACQUISITION CORP.

and

SAEHAN BANCORP

Dated as of July 15, 2013

EXHIBITS

Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Voting and Non-Competition Agreement
Exhibit C	Form of Voting and Support Agreements
Exhibit D	Form of Option Holder Agreement

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 8.1
Accounting Firms	Section 3.1(e)(i)
Acquisition Proposal	Section 5.4(a)
affiliate	Section 8.1
After Consultation	Section 8.1
Agreement	Preamble
Agreement and Plan of Merger	Section 1.2
Aggregate Consideration	Section 2.1(d)
Applicable Legal Requirements	Section 8.1
Bank Merger	Preamble
Bank Merger Act	Section 3.1(d)(iii)
Bank Merger Agreement	Preamble
Benefit Plans	Section 3.1(l)(i)
BHC Act	Section 3.1(a)
Book Entry Shares	Section 2.1(b)
Business Day	Section 8.1
Calculation Date	Section 2.1(f)
Call Report Instructions	Section 3.1(e)(iii)
Call Reports	Section 3.1(e)(iii)
Cash Designated Shares	Section 2.2(e)(ii)(C)
Cash Election Shares	Section 2.2(b)
Cash Percentage	Section 2.2(b)
Certificate	Section 2.1(b)
CGCL	Section 1.1(a)
Closing	Section 1.3(a)
Closing Date	Section 1.3(a)
Code	Preamble
Confidentiality Agreement	Section 5.2(b)
Constituent Corporations	Section 8.1
CRA	Section 3.1(aa)
Customer Information	Section 3.1(t)
Deferred Tax Asset	Section 3.1(j)(xv)
Derivative Contract	Section 3.1(u)
Determination Date	Section 8.1
DFI	Section 3.1(d)(iii)
Director Support Agreements	Preamble
Dissenters’ Rights Statute	Section 2.1(e)
Dissenting Shareholder	Section 2.1(e)
Dodd-Frank Act	Section 3.1(dd)
DPC shares	Section 3.1(b)(i)
Effective Time	Section 1.2
EGTRRA	Section 8.1
Election Deadline	Section 2.2(b)
Election Statement	Section 2.2(a)
Environmental Laws	Section 8.1
ERISA	Section 3.1(l)(i)

ERISA Affiliate	Section 8.1
Exchange Act	Section 3.2(b)(iii)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
FDIA	Section 3.1(m)
FDIC	Section 3.1(d)(iii)
Federal Reserve	Section 3.1(d)(iii)
Financial Statements	Section3.1(e)(i)
Form S-4	Section 5.1(a)
Funding Arrangements	Section 3.1(l)(i)
GAAP	Section 3.1(e)
Governmental Entity	Section 8.1
Hazardous Material	Section 8.1
Indemnified Liabilities	Section 5.8(a)
Indemnified Parties	Section 5.8(a)
Injunction	Section 6.1(e)
IRS	Section 3.1(j)(xiv)
Knowledge	Section 8.1
Liens	Section 3.1(r)
Loans	Section 8.1
material	Section 8.1
Material Adverse Effect	Section 8.1
Merger	Preamble
Merger Consideration	Section 2.1(b)
Mixed Cash Shares	Section 2.2(b)
Mixed Election Shares	Section 2.2(b)
Mixed Stock Shares	Section 2.2(b)
NASDAQ	Section 8.1
Newco	Preamble
No Election Shares	Section 2.2(b)
Nonqualified Deferred Compensation Plan	Section 3.1(l)(xv)
Non-Target Party	Section 5.1(d)(i)
Notes	Section 3.1(c)(i)
Option Holder Agreements	Section 2.1(c)
OREO	Section 3.1(v)(i)
Parties & Party	Preamble
Payment	Section 2.1(e)
Permitted Liens	Section 8.1
Per Share Cash Consideration	Section 2.1(b)
Per Share Stock Consideration	Section 2.1(b)
Person	Section 8.1
Principal Shareholders	Section 8.1
Principal Shareholder Support Agreements	Preamble
Privacy Agreement	Section 3.1(t)
Privacy Policy	Section 3.1(t)
Properties	Section 8.1
Proposed Dissenting Shares	Section 2.1(e)
Proxy Statement/Prospectus	Section 5.1(a)
RAP	Section 3.1(e)(i)

v

Record Date	Section 2.2(a)
Required Saehan Vote	Section 3.1(d)(i)
Requisite Regulatory Approvals	Section 3.1(d)(iii)
Saehan	Preamble
Saehan 2004 Plan	Section 3.1(b)(i)
Saehan 2006 Plan	Section 3.1(b)(i)
Saehan Bank	Preamble
Saehan Benefit Plans	Section 3.1(l)(i)
Saehan Board	Preamble
Saehan Board Recommendation	Section 3.1(d)(i)
Saehan Change in Recommendation	Section 5.1(c)
Saehan Charter	Section 8.1
Saehan Common Stock	Section 3.1(b)(i)
Saehan Contracts	Section 3.1(k)(i)
Saehan Intellectual Property	Section 3.1(t)
Saehan Merger Costs	Section 8.1
Saehan Operative Documents	Section 3.1(c)(i)
Saehan Permits	Section 3.1(g)(i)
Saehan Preferred Stock	Section 3.1(b)(i)
Saehan Stock Option	Section 8.1
Saehan Stock Plans	Section 3.1(b)(i)
Saehan Stockholders Meeting	Section 5.1(b)
Saehan Support Agreements	Preamble
Saehan Termination Fee	Section 7.2(c)
Saehan Trust Agreement	Section 3.1(c)(i)
Saehan Trusts	Section 8.1
Saehan’s Current Premium	Section 5.10(b)
SEC	Section 8.1
Securities Act	Section 3.1(b)(iii)
SOX Act	Section 3.1(g)(ii)
Stock Designated Shares	Section 2.2(e)(i)(C)
Stock Election Shares	Section 2.2(b)
Stock Percentage	Section 2.2(b)
Subsidiary	Section 8.1
Superior Proposal	Section 8.1
Surviving Bank	Preamble
Surviving Corporation	Section 1.1
Surviving Corporation Bylaws	Section 1.5
Surviving Corporation Charter	Section 1.5
Target Offer	Section 5.1(d)
Target Party	Section 5.1(d)
tax return	Section 3.1(j)(xix)
Total Cash Amount	Section 2.1(d)
Total Stock Amount	Section 2.1(d)
Total Stock Consideration	Section 2.1(d)
Violation	Section 3.1(d)(ii)
Voting Debt	Section 8.1
Wilshire	Preamble
Wilshire Average Closing Price	Section 2.1(d)

Wilshire Bank	Preamble
Wilshire Board	Preamble
Wilshire Charter	Section 8.1
Wilshire Common Stock	Section 3.2(b)(i)
Wilshire Permits	Section 3.2(h)(i)
Wilshire SEC Documents	Section 3.2(c)(i)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 15, 2013 (this “Agreement”), is entered into between WILSHIRE BANCORP, INC., a California corporation (“Wilshire”), WS MERGER ACQUISITION CORP., a California corporation and wholly owned subsidiary of Wilshire (“Newco”), and SAEHAN BANCORP, a California corporation (“Saehan”).  Wilshire, Newco and Saehan are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the board of directors of Saehan (the “Saehan Board”) has adopted resolutions approving and declaring advisable this Agreement and recommending to the stockholders of Saehan that they adopt this Agreement;

WHEREAS, the Saehan Board has determined that it is in the long-term best interests of Saehan and its stockholders that Saehan be merged with and into Newco, with Newco surviving the Merger (the “Merger”), upon the terms and conditions of this Agreement;

WHEREAS, the board of directors of Newco (the “Newco Board”) has adopted resolutions approving and declaring advisable this Agreement and recommending to its sole stockholder that it adopt this Agreement;

WHEREAS, the Newco Board has determined that the Merger is in the long-term best interests of Newco and its sole stockholder;

WHEREAS, the board of directors of Wilshire (the “Wilshire Board”) has adopted resolutions approving and declaring advisable this Agreement and the Merger;

WHEREAS, the Wilshire Board has determined that the transactions contemplated by this Agreement are in the long-term best interests of Wilshire and its stockholders;

WHEREAS, Wilshire, Newco and Saehan desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger, all as expressly hereafter set forth herein;

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, the Principal Shareholders have entered into Voting and Support Agreements (the “Principal Shareholder Support Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit C, with Wilshire and Newco;

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, the directors of Saehan have entered into Voting and Non-Competition Agreements (the “Director Support Agreements”, and together with the Principal Shareholder Support Agreements, the “Saehan Support Agreements”) with Wilshire and Saehan, dated as of the date hereof and substantially in the form attached hereto as Exhibit B, with Wilshire, Newco and Saehan;

WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) for federal and applicable state income tax purposes; and

WHEREAS, the boards of directors of Wilshire’s direct wholly owned subsidiary, Wilshire State Bank, a California state chartered bank (“Wilshire Bank”), and Saehan’s direct wholly owned subsidiary, Saehan Bank, a California state chartered bank (“Saehan Bank”), have approved the Agreement of Bank Merger, by and between Wilshire Bank and Saehan Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of Saehan Bank with and into Wilshire Bank (the “Bank Merger”), with Wilshire Bank surviving the merger (the “Surviving Bank”) and recommended to their respective sole stockholders (Saehan and Wilshire, respectively) that they approve the Bank Merger Agreement, such Bank Merger to be consummated concurrently with or as soon as reasonably practicable after the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.                                 Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the California General Corporation Law, as amended (the “CGCL”), at the Effective Time, Saehan shall be merged with and into Newco pursuant to the Merger, the separate corporate existence of Saehan shall cease and Newco shall continue its corporate existence under the laws of the State of California as the surviving corporation in the Merger (the “Surviving Corporation”).

(b)                                 Subject to the prior written consent of Saehan and the proviso in Section 7.3, Wilshire and Newco may at any time change the method of effecting the Merger; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Saehan or the tax treatment of the Parties pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 1.2.                                 Effective Time of the Merger.  Immediately following the Closing, Newco and Saehan shall cause the Merger to be consummated by filing a copy of an Agreement and Plan of Merger and the appropriate Officers’ Certificates (collectively, the “Agreement and Plan of Merger”) with the Secretary of State of the State of California, in such forms as required by, and executed in accordance with, the relevant provisions of the CGCL.  The Merger shall become effective upon (a) such filing of the Agreement and Plan of Merger with the Secretary of State of the State of California, or (b) such later date and time as Newco and Saehan shall agree and specify in the Agreement and Plan of Merger (the “Effective Time”).

Section 1.3.                                 Closing and Deliveries.

(a)                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VI of this Agreement have been satisfied or waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement, shall take place on a date mutually agreeable to the Parties, which shall be the last Business Day of the month in which the latter of the following occurs:  (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required Saehan Vote, unless extended by mutual agreement of the Parties (“Closing Date”).  If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.  The Closing shall be held at the offices of Hunton & Williams LLP located at 550 South Hope Street, Suite 2000, Los Angeles, CA 90071, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

(b)                                 Closing Deliveries.

(i)                                     At the Closing, Saehan shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate) and deliver to Wilshire and Newco, such documents and certificates necessary or appropriate to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Wilshire’s and Newco’s obligations to consummate the Merger and the other transactions hereunder):

(A)                               True, correct and complete copies of the articles of incorporation of Saehan and Saehan Bank, and all amendments thereto, each duly certified as of a recent date by the California Secretary of State or the DFI, as appropriate;

(B)                               A certificate issued by the California Secretary of State or the DFI, as appropriate, as of a recent date reflecting the existence and good standing of Saehan and Saehan Bank under the laws of the State of California;

(C)                               A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Saehan Bank are insured by the FDIC pursuant to the FDIA;

(D)                               A certificate, dated as of the Closing Date, duly executed by the Secretary of Saehan, acting solely in his or her capacity as an officer of Saehan, pursuant to which Saehan shall certify (i) the due adoption by the Saehan Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the stockholders of Saehan authorizing the transactions contemplated by this Agreement; (iii) the incumbency and true signatures of those officers of Saehan duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and any other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Saehan; and (iv) that the copy of the bylaws of Saehan attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(E)                                A certificate, dated as of the Closing Date, duly executed by the Secretary of Saehan Bank, acting solely in his or her capacity as an officer of Saehan Bank, pursuant to which Saehan Bank shall certify (i) the due adoption by the Saehan Bank board of directors of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated thereby, and the taking of all actions contemplated thereby; (ii) the due adoption by the sole stockholder of Saehan Bank authorizing the transactions contemplated by the Bank Merger Agreement; (iii) the incumbency and true signatures of those officers of Saehan Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and any other agreements and documents contemplated thereby and the taking of all actions contemplated thereby on behalf of Saehan Bank; and (iv) that the copy of the bylaws of Saehan Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(F)                                 The certificate specified in Section 6.2(c) hereof;

(G)                               All consents and approvals, including landlord consents, required to be obtained by Saehan and/or Saehan Bank from third parties to consummate the transactions contemplated by this Agreement, including those set forth on Disclosure Schedule 3.1(d)(ii); and

(H)                              All other documents required to be delivered to Wilshire or Newco by Saehan under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably requested by Wilshire, Newco or its counsel.

(ii)                                  At the Closing, Wilshire and Newco, as appropriate, shall execute and acknowledge (where appropriate) and deliver to Saehan, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Saehan’s obligations to consummate the Merger and the other transactions hereunder):

(A)                               True, correct and complete copies of the articles of incorporation of Wilshire, Newco and Wilshire Bank, and all amendments thereto, each duly certified as of a recent date by the California Secretary of State or the DFI, as appropriate;

(B)                               A certificate issued by the California Secretary of State or the DFI, as appropriate, as of a recent date reflecting the existence and good standing of Wilshire, Wilshire Bank and Newco under the laws of the State of California;

(C)                               A certificate, dated as of a recent date, issued by the FDIC that the deposits of Wilshire Bank are insured by the FDIC pursuant to the FDIA;

(D)                               A certificate, dated as of the Closing Date, executed by the Secretary of Newco, acting solely in his or her capacity as an officer of Newco, pursuant to which Newco shall certify (i) the due adoption by the Newco Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole stockholder of Newco of resolutions authorizing the transactions contemplated by this Agreement; (iii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby on behalf of Newco; and (iv) that the copy of the bylaws of Newco attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(E)                                A certificate, dated as of the Closing Date, executed by the Secretary of Wilshire, acting solely in his or her capacity as an officer of Wilshire, pursuant to which Wilshire shall certify (i) the due adoption by the Wilshire Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (ii)  the incumbency and true signatures of those officers of Wilshire duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby on behalf of Wilshire;

(F)                                 A certificate, dated as of the Closing Date, duly executed by the Secretary of Wilshire Bank, acting solely in his or her capacity as an officer of Wilshire Bank, pursuant to which Wilshire Bank shall certify (i) the due adoption by the Wilshire Bank board of directors of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated thereby, and the taking of all actions contemplated thereby; (ii) the due adoption by the sole stockholder of Wilshire Bank authorizing the transactions contemplated by the Bank Merger Agreement; (iii) the incumbency and true signatures of those officers of Wilshire Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and any other agreements and documents contemplated thereby and the taking of all actions contemplated thereby on behalf of Wilshire Bank; and (iv) that the copy of bylaws of Wilshire Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(G)                               The certificate specified in Section 6.3(c) hereof; and

(H)                              All other documents required to be delivered to Saehan by Wilshire or Newco under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably requested by Saehan or its counsel.

Section 1.4.                                 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the CGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Saehan shall vest in Newco and all debts, liabilities and duties of Saehan shall become the debts, liabilities and duties of Newco.

Section 1.5.                                 Articles of Incorporation and Bylaws.  The articles of incorporation of Newco in effect immediately prior to the Effective Time shall, at the Effective Time, be the articles of incorporation of the surviving corporation in the Merger (the “Surviving Corporation Charter”), until further amended as provided in the Surviving Corporation Charter or by the CGCL.  The bylaws of Newco in effect immediately prior to the Effective Time shall be the bylaws of the surviving corporation in the Merger (the “Surviving Corporation Bylaws”), until further amended as provided in the Surviving Corporation Bylaws or by the CGCL.

Section 1.6.                                 Directors & Officers.

(a)                                 Directors.  The directors of Newco immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the CGCL.

(b)                                 Officers.  The officers of Newco immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws, and the CGCL.

Section 1.7.                                 Bank Merger.  Concurrently with or as soon as reasonably practicable after the date hereof, the Parties shall cause Wilshire Bank and Saehan Bank, respectively, to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after the Effective Time.

Section 1.8.                                 Tax Treatment of Merger and Agreement.  The Parties intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1.                                 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Saehan or the holder of any of the following securities:

(a)                                 Cancellation of Stock Owned by the Parties.  All shares of Saehan Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by Saehan or Wilshire (other than, for the avoidance of doubt, any DPC shares or shares for which Saehan is the holder of record for the benefit of another Person) shall be cancelled and shall cease to exist and no stock of Wilshire or other additional consideration shall be delivered in exchange therefor.

(b)                                 Conversion of Saehan Common Stock.  Each share of Saehan Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a) and shares held by Dissenting Shareholders), whether represented by a certificate (each a “Certificate”) or whether non-certificated and represented by book entry (“Book Entry Shares”), shall be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2(b) either (i) 0.06080 duly authorized, validly issued, fully paid and nonassessable shares of Wilshire Common Stock (the “Per Share Stock Consideration”), or (ii) $0.4247 in cash (the “Per Share Cash Consideration”), or (iii) a unit consisting of Wilshire Common Stock and cash in the amount set forth in Section 2.2(b) (such unit, together with the Per Share Stock Consideration and Per Share Cash Consideration and any cash in lieu of fractional shares as specified in Section 2.3(e), the “Merger Consideration”).  None of such shares of Saehan Common Stock shall remain outstanding and all of such shares automatically shall be cancelled and cease to exist, and each stock certificate previously representing any such shares thereafter shall represent solely the right to receive the Merger Consideration to which such Person is entitled pursuant to this Section 2.1(b) and the right pursuant to Section 2.3(e) to receive payment of cash in lieu of the issuance of fractional shares, without interest, if applicable, upon the surrender of such stock certificates in accordance with Section 2.3.

(c)                                  Stock Options.  On or prior to the Closing Date, each holder of Saehan Stock Options shall have entered into an Option Holder Agreement in the form of Exhibit D attached to this Agreement (the “Option Holder Agreements”) providing for the termination of such holder’s Saehan Stock Options.  Each holder of such terminated Saehan Stock Options shall be entitled to receive an amount in cash equal to (i) for holders of in-the-money Saehan Stock Options, in lieu of each share of Saehan Common Stock that would otherwise have been issuable upon exercise thereof, (A) the weighted average sales price per share for Saehan Common Stock on the OTC Bulletin Board on the Closing Date (or, in the event fewer than 100,000 shares of Saehan Common Stock traded on the OTC Bulletin Board on the Closing Date, the Per Share Cash Consideration), less (B) the exercise price per share with respect to the corresponding Saehan Stock Option in question, and (ii) for holders of out-of-the-money Saehan Stock Options, $500 per holder of out-of-the-money Saehan Stock Options); provided, however, that, at any time between the date of this Agreement and the Closing Date, Wilshire in its sole discretion may elect to assume (or substitute a Wilshire stock option or options for) any Saehan Stock Options not currently subject to such Option Holder Agreements in accordance with Sections 8(g) and 16 of the Saehan stock option plans, and the treatment of such options shall, without further action on the part of any holder or any Party hereto, be accordingly changed for purposes of this Section 2.1(c).  Any payments pursuant to this Section 2.1(c) shall take place only after the satisfaction or fulfillment or waiver of the conditions of Closing contained in Articles VI.  The Surviving Corporation shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

(d)                                 For purposes of this Agreement:

“Aggregate Consideration” means the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

“Wilshire Average Closing Price” means the volume weighted average price of the Wilshire Common Stock on the NASDAQ Global Select Market (based on “regular way” trading) for the twenty (20) trading days prior to the date of this Agreement.

“Total Cash Amount” means $50,369,522.

“Total Stock Amount” means 7,210,815 shares of Wilshire Common Stock.

“Total Stock Consideration” means the product obtained by multiplying (x) the Total Stock Amount by (y) the Wilshire Average Closing Price.

(e)                                  Dissenters’ Rights.  Notwithstanding anything to the contrary herein, any holder of Saehan Common Stock who is entitled to demand and who has properly exercised a demand for dissenters’ rights pursuant to Section 1300 et seq. of the CGCL (the “Dissenters’ Rights Statute”), and who shall not have failed to perfect, effectively withdrawn or lost such stockholder’s right to dissent under the Dissenters’ Rights Statute (each, a “Dissenting Shareholder,” and collectively, the “Dissenting Shareholders”), shall be entitled to receive and be paid the fair market value (the “Payment”) of the “dissenting shares” (as such term is defined in the Dissenters’ Rights Statute) in accordance with the Dissenters’ Rights Statute.  After the amount of the Payment has been agreed upon or finally determined pursuant to the Dissenters’ Rights Statute, any Dissenting Shareholder entitled to the Payment pursuant to the Dissenters’ Rights Statute will be entitled to receive such Payment, and the “dissenting shares” will thereupon be cancelled.  If any Dissenting Shareholder shall have failed to perfect, effectively withdrawn or lost the right to dissent under the Dissenters’ Rights Statute with respect to any shares of Saehan Common Stock, such shares shall thereupon each be treated as though such share had been converted into the Merger Consideration.  To the extent that a holder of Proposed Dissenting Shares fails to perfect such holder’s dissenters’ rights under the Dissenters’ Rights Statute, such Proposed Dissenting Shares shall be treated as withdrawn dissenting shares under this Agreement. Each holder of dissenting shares who becomes entitled to payment for his or her Saehan Common Stock pursuant to the provisions of the Dissenters’ Rights Statute shall receive payment for such perfected dissenting shares from Wilshire in accordance with the Dissenters’ Rights Statute. Saehan shall give Wilshire (i) prompt notice of any notice or demand for appraisal or payment for shares of Saehan Common Stock received by Saehan and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. Saehan shall not, without the prior written consent of Wilshire, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands. “Proposed Dissenting Shares” means shares of Saehan Common Stock whose holders provide notice of dissent to Saehan prior to the Saehan Shareholder Meeting and do not vote in favor of the Merger, in each case in accordance with the Dissenters’ Rights Statute.

Section 2.2.                                 Election and Proration Procedures.

(a)                                 Wilshire shall cause an election statement permitting each holder of a share of Saehan Common Stock the ability to elect consideration pursuant to Section 2.2(b) and subject to 2.2(e) (the “Election Statement”) to be mailed with the Proxy Statement/Prospectus on the date of mailing of the Proxy Statement/Prospectus to each holder of record of Saehan Common Stock (the “Record Date”).

(b)                                 Each Election Statement shall permit the holder to elect to receive (i) the Per Share Stock Consideration in respect of all of such holder’s Saehan Common Stock (“Stock Election Shares”); (ii) the Per Share Cash Consideration in respect of all of such holder’s Saehan Common Stock (“Cash Election Shares”); or (iii) the Per Share Stock Consideration in respect of that portion of such holder’s Saehan Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s Saehan Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the “Mixed Cash Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”). If a holder makes no election with respect to such holder’s shares of Saehan Common Stock, or if there are any shares of Saehan Common Stock with respect to which the Exchange Agent has not otherwise received an effective, properly completed Election Statement on or before 5:00 p.m., Pacific Time, on the date prior to the Determination Date (or such other time and date as Wilshire and Saehan may mutually agree) (the “Election Deadline”), such shares shall be deemed to be “No Election Shares.”

“Cash Percentage” shall mean the amount obtained by dividing the Total Cash Amount by the Aggregate Consideration, expressed as a percentage.

“Stock Percentage” shall mean the amount equal to one (1) minus the Cash Percentage, expressed as a percentage.

(c)                                  Wilshire shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Saehan Common Stock between the Election Statement Record Date and the close of business on the Business Day prior to the Election Deadline, and Saehan shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d)                                 Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline, and such election is not revoked or changed prior to the Election Deadline. Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Wilshire regarding such matters shall be binding and conclusive. Neither Wilshire nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Proposed Dissenting Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement, and the Proposed Dissenting Shares shall be converted in accordance with Section 2.1(e).

(e)                                  Within ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Wilshire shall cause the Exchange Agent to effect the allocation among the holders of Saehan Common Stock of rights to receive Wilshire Common Stock or cash in the Merger in accordance with the Election Statements as follows:

(i)                                     Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares More Than Total Cash Amount.  If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

(A)                               all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(B)                               all Proposed Dissenting Shares shall be deemed, for the purposes of this Section 2.2(e)(i), to be converted into the right to receive the Per Share Cash Consideration;

(C)                               the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(D)                               the Cash Election Shares that are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii)                                  Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares Less Than Total Cash Amount.  If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

(A)                               all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B)                               all Proposed Dissenting Shares shall be deemed, for the purposes of this Section 2.2(e)(ii), to be converted into the right to receive the Per Share Cash Consideration;

(C)                               the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(D)                               the Stock Election Shares and the No Election Shares that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii)                               Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and all Proposed Dissenting Shares shall be converted in accordance with Section 2.1(e).

(f)                                   The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes consistent with the foregoing and as shall be determined in good faith by Wilshire and reasonably satisfactory to Saehan.

Section 2.3.                                 Exchange of Certificates.

(a)                                 Delivery of Merger Consideration.  At or prior to the Effective Time, Wilshire shall (a) authorize an exchange agent, which person shall be a bank or trust company selected by Wilshire and reasonably acceptable to Saehan (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into at least ten (10) Business Days prior to the Effective Time, to deliver an aggregate number of shares of Wilshire Common Stock that is equal to the Total Stock Amount and an amount in cash which is equal to the Total Cash Amount and (b) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(e) (the “Exchange Fund”).

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Saehan Common Stock whose shares were converted at the Effective Time into the Merger Consideration pursuant to Section 2.1(b):  (i) a letter of transmittal (which shall specify that, with respect to Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates and such letter of transmittal to the Exchange Agent, and which shall be in such form and have such other provisions as Wilshire and Saehan may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares, as applicable, in exchange for the Merger Consideration into which such Saehan Common Stock has been so converted.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal or submission of a letter of transmittal in respect of Book Entry Shares, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Saehan Common Stock shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Saehan Common Stock surrendered pursuant to the provisions of this Article II (after taking into account all shares of Saehan Common Stock then held by such holder), and the Certificate and Book Entry Shares so surrendered forthwith shall be cancelled.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making and submission to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine in its sole discretion is necessary as indemnity against any claim that may be made against it with respect to the loss, theft or destruction of such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.  In the event of a transfer of ownership of Saehan Common Stock which is not registered in the transfer records of Saehan, the Merger Consideration may be issued to a transferee if a duly executed letter of transmittal accompanied, in the case of Saehan Common Stock in certificated form, by the relevant Certificate representing such Saehan Common Stock, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or paid with respect to Wilshire Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares with respect to the shares of Wilshire Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of unsurrendered Certificate or Book Entry Shares pursuant to Section 2.3(e), until the holder of such Certificate or Book Entry Shares shall have complied with the exchange procedures set forth in Section 2.3(b).  Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate or Book Entry Shares, there shall be paid to the holder of whole shares of Wilshire Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Wilshire Common Stock to which such holder is entitled pursuant to Section 2.3(e), if applicable, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Wilshire Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Wilshire Common Stock.

(d)                                 No Further Ownership Rights.  The Merger Consideration issued upon conversion of shares of Saehan Common Stock in accordance with the terms hereof (in each case, including any cash paid pursuant to Section 2.3(c) or 2.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Saehan Common Stock, and, at the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Saehan Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or letter of transmittal in respect of Book Entry Shares, as applicable, is presented to the Surviving Corporation for any reason, the Saehan Common Stock represented thereby or referred to therein shall be cancelled and exchanged as provided in this Article II.

(e)                                  No Fractional Shares.  No certificates or scrip representing fractional shares of Wilshire Common Stock shall be issued upon the surrender for exchange of Saehan Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.  In lieu thereof, upon surrender of the applicable Saehan Common Stock by submission of a letter of transmittal to the Exchange Agent accompanied by the applicable Certificates, the Exchange Agent shall pay each holder of such Saehan Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Saehan Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the Wilshire Average Closing Price.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former stockholders of Saehan for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Saehan Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration to which they might be entitled, any cash in lieu of fractional shares of Wilshire Common Stock and any dividends or distributions with respect to Wilshire Common Stock.

(g)                                  No Liability.  To the fullest extent permitted by Applicable Legal Requirements, none of Wilshire, Saehan or the Surviving Corporation shall be liable to any former holder of shares of Saehan Common Stock for shares of Wilshire Common Stock, or dividends or distributions with respect thereto or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)                                 Withholding.  Each of the Exchange Agent, the Surviving Corporation and Wilshire shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Saehan Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Saehan Common Stock in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.                                 Representations and Warranties of Saehan.  Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by Saehan to Wilshire and Newco concurrently herewith, Saehan represents and warrants to Wilshire and Newco as follows:

(a)                                 Organization, Standing and Power.  Saehan is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Each of Saehan and its Subsidiaries is a corporation, trust or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Saehan.  The copies of the Saehan Charter and the bylaws of Saehan and the articles of incorporation and bylaws of Saehan Bank, which have been previously furnished to Wilshire, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of Saehan consists of 600,000,000 shares of common stock, no par value per share (the “Saehan Common Stock”), and 10,000,000 shares of preferred stock, no par value per share (the “Saehan Preferred Stock”).  As of the close of business on July 12, 2013, (A) 237,197,874 shares of Saehan Common Stock were issued and outstanding, 208,122 shares of Saehan Common Stock were reserved for issuance upon exercise of outstanding stock options issued under the 2004 Stock Option Plan (the “Saehan 2004 Plan”) and 429,680 shares of Saehan Common Stock were reserved for issuance upon exercise of outstanding stock options under the 2006 Stock Option Plan (the “Saehan 2006 Plan” and together with the Saehan 2004 Plan, the “Saehan Stock Plans”), and no shares of Saehan Common Stock were held by Subsidiaries of Saehan (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”)) and (B) no shares of Saehan Preferred Stock were issued and outstanding.  All outstanding shares of Saehan Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights.

(ii)                                  Set forth in Disclosure Schedule 3.1(b)(ii) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Saehan or any of its Subsidiaries has issued.  Except as set forth in Disclosure Schedule 3.1(b)(ii), no Voting Debt of Saehan or any Saehan Subsidiary is issued or outstanding.  All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Saehan or any of its Subsidiaries were issued in compliance with all Applicable Legal Requirements.  Except as set forth in Disclosure Schedule 3.1(b)(ii), no Saehan Subsidiary has issued securities held by any entity other than Saehan or a Saehan Subsidiary.

(iii)                               Except for (A) this Agreement, (B) the Saehan Stock Options, which represented, as of July 12, 2013, the right to acquire up to an aggregate of 637,802 shares of Saehan Common Stock, and (C) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Saehan or any Subsidiary of Saehan is a party or by which it or any such Subsidiary is bound obligating Saehan or any Subsidiary of Saehan to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Saehan or of any Subsidiary of Saehan or obligating Saehan or any Subsidiary of Saehan to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of Saehan or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Saehan or any of its Subsidiaries or (B) pursuant to which Saehan or any of its Subsidiaries is or could be required to register shares of Saehan Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(iv)                              Since December 31, 2011, Saehan has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Saehan or any of its Subsidiaries, other than pursuant to and as required by the terms of the Saehan Stock Plan and any employee stock options and other awards issued under the Saehan Stock Plan prior to the date hereof); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Saehan Subsidiaries, any shares of capital stock of Saehan or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Saehan dividends or other distributions on the outstanding shares of capital stock of Saehan.

(v)                                 Set forth in Disclosure Schedule 3.1(b)(v) is a true, correct and complete list of all equity securities that Saehan or any of its Subsidiaries owns, controls or holds for its own account, and neither Saehan nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Saehan Bank, in the case of Saehan.

(vi)                              Neither Saehan nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Wilshire or any of its Subsidiaries.

(c)                                  Organization and Qualification of the Saehan Trust.  With respect to the Saehan Trust:

(i)                                     The Saehan Trust has issued and sold preferred securities and common securities under an Amended and Restated Declaration of Trust (each a “Saehan Trust Agreement”), and Saehan has issued to the Saehan Trust, Floating Rate Junior Subordinated Notes (“Notes”), under an Indenture (the Saehan Trust’s Indenture and Saehan Trust Agreement are collectively referred to as the “Saehan Operative Documents”).  Disclosure Schedule 3.1(c)(i) sets forth, with respect to the Saehan Trust, the (i) date of its Saehan Trust Agreement and Indenture, (ii) aggregate liquidation value of its preferred securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of Notes that have been issued to the Saehan Trust by Saehan, (iv) the rate paid on its preferred securities, the common securities and the Notes, (v) date after which Saehan may redeem its Notes at par, and (vi) maturity date of its Notes.

(ii)                                  The Saehan Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Saehan Operative Documents.  The Saehan Trust is not a party to or otherwise bound by any material agreement other than the Saehan Operative Documents and a Placement Agreement of even date with the relevant Saehan Trust Agreement.  The Saehan Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii)                               The preferred securities and the common securities issued by the Saehan Trust have been duly authorized by the Saehan Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Saehan Trust.  None of the preferred securities or the common securities is subject to preemptive or other similar rights.  All of the outstanding common securities issued by the Saehan Trust are directly owned by Saehan free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws.  The common securities issued by the Saehan Trust satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act.  Neither Saehan nor the Saehan Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of section 3(a) of the Investment Company Act of 1940, as amended, without regard to section 3(c) of that act.  The Notes are not held of record by stockholders of Saehan or Saehan Bank.

(iv)                              The sole assets of the Saehan Trust are its Notes, any interest paid on such Notes to the extent not distributed, proceeds of such Notes, or any of the foregoing.

(v)                                 All of the proceeds from the sale of the preferred securities issued by the Saehan Trust have been invested in its Notes.  All of the proceeds from the sale of the common securities issued by the Saehan Trust have been invested in the Notes.  All Notes are and have been held by the Saehan Trust since their initial issuance.

(vi)                              The Saehan Trust was not formed to, and is not authorized to, conduct any trade or business and the Saehan Trust has not conducted any trade or business since it was formed.  The Saehan Trust exists for the exclusive purposes of (i) issuing and selling its preferred securities and common securities, (ii) using the proceeds from the sale of its preferred securities and common securities to acquire its Notes, and (iii) engaging only in activities necessary, advisable or incidental thereto.  The Saehan Trust was formed to facilitate direct investment in the assets of that Saehan Trust, and the existence of multiple classes of ownership is incidental to that purpose.  There is no intent to provide holders of such interests in the Saehan Trust with diverse interests in the assets of that Saehan Trust.

(vii)                           Except as set forth on Disclosure Schedule 3.1(c)(vii), Saehan has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Notes.  Except as set forth on Disclosure Schedule 3.1(c)(vii), Saehan has not exercised its right to defer interest payments on any of the Notes.  Except as set forth on Disclosure Schedule 3.1(c)(vii), Saehan has not been advised by the Federal Reserve or the Federal Reserve Bank of San Francisco to defer interest payments on any of the Notes, nor does Saehan have knowledge of any basis for the same.

(viii)                        The Saehan Trust’s income consists solely of payments made by Saehan with respect to its Notes, and such payments are not derived from the active conduct of a financial business by the Saehan Trust.  Both Saehan’s obligation to make those payments and the amounts thereof are set forth in the Notes.  Neither Saehan’s obligation to make those payments nor the amounts payable by Saehan is dependent on income or profits of Saehan or any Affiliate of Saehan (although Saehan’s ability to do so is so dependent).

(ix)                              Saehan has not issued any class of capital shares either pari passu or senior to the Notes.  All Notes are either pari passu or senior to Saehan’s trade accounts payable arising in the ordinary course of business.

(x)                                 Saehan and the Saehan Trust have created a debtor-creditor relationship between Saehan, as debtor, and the Saehan Trust, as a creditor, and Saehan and the Saehan Trust have treated the Notes as indebtedness for all tax purposes.

(xi)                              Each Saehan Operative Document entered into by Saehan or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Saehan or one of its Subsidiaries, and to the knowledge of Saehan, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

(d)                                 Authority.

(i)                                     Saehan has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to the adoption of the principal terms of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Saehan Common Stock entitled to vote thereon (the “Required Saehan Vote”), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Saehan and the consummation by Saehan of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Saehan subject, in the case of the consummation of the Merger, to receipt of the Required Saehan Vote.  The Saehan Board has unanimously adopted resolutions as of the date of this Agreement, (x) approving and declaring advisable this Agreement, (y) resolving to submit this Agreement to the stockholders of Saehan, and (z) recommending to the stockholders of Saehan that they vote at the Saehan Stockholders Meeting to adopt this Agreement (the “Saehan Board Recommendation”).  This Agreement has been duly executed and delivered by Saehan and constitutes a valid and binding obligation of Saehan, enforceable against Saehan in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(ii)                                  The execution and delivery by Saehan of this Agreement does not, and the consummation by Saehan of the transactions contemplated hereby shall not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Saehan Charter or the bylaws of Saehan or the articles of incorporation or bylaws of any Subsidiary of Saehan, or (B) except as set forth in Disclosure Schedule 3.1(d)(ii)  and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Saehan Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Saehan or any Subsidiary of Saehan or their respective properties or assets.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Saehan or any Subsidiary of Saehan in connection with the execution and delivery of this Agreement by Saehan or the consummation by Saehan of the transactions contemplated hereby, except for (A) the filing of appropriate applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of the same, (B) the filing of an appropriate application with the Federal Deposit Insurance Corporation (the “FDIC”) and approval of the same, (C) the filing of an appropriate application with the California Department of Financial Institutions (the “DFI”) and approval of the same, (the approvals required by the immediately preceding clauses (A), (B), and (C) are referred to herein collectively as the “Requisite Regulatory Approvals”), and (D) the filing of the Agreement and Plan of Merger with the Secretary of State of the State of California.

(e)                                  Financial Statements; Regulatory Reports; Undisclosed Liabilities; Absence of Change.

(i)                                     Saehan has previously furnished Wilshire and Newco with copies of (a) the statements of consolidated financial condition of Saehan as of December 31, 2010, 2011 and 2012, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012, in each case accompanied by the audit report of KPMG, LLP for the year ended December 31, 2010, and Crowe Horwath, LLP for the years ended December 31, 2011 and 2012 (the “Accounting

Firms”), independent public accountants with respect to Saehan, (b) the notes related thereto, and (c) the unaudited statements of consolidated financial condition of Saehan as of March 31, 2013 and the related unaudited consolidated statement of income for the quarter ended March 31, 2013 (collectively, the “Financial Statements”).  The books and records of Saehan have been, and are being, maintained in accordance with generally accepted accounting principles (“GAAP”) and/or with regulatory accounting principles (“RAP”), as applicable, and any other applicable legal and accounting requirements, and reflect only actual transactions.

(ii)                                  Except as and to the extent reflected, disclosed or reserved against in the Financial Statements (including the notes thereto), neither Saehan nor any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise, material to the consolidated financial condition of Saehan which were required to be so disclosed under GAAP.  Since December 31, 2012, neither Saehan nor any of its Subsidiaries has incurred any liabilities except in the ordinary course of business, other than as specifically contemplated by this Agreement.

(iii)                               Saehan has furnished Wilshire and Newco with true and complete copies of the Reports of Condition and Income of Saehan Bank as of December 31, 2010, 2011 and 2012 and as of March 31, 2013 (the “Call Reports”).  The Call Reports fairly present, in all material respects, the financial position of Saehan Bank and the results of its operations as of the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”).  The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of the business except as expressly specified therein.  Saehan Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  To Saehan’s knowledge, the allowance for loan losses account for Saehan Bank is and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Saehan Bank.

(iv)                              Neither Saehan nor any Subsidiary of Saehan is, or since December 31, 2009 has been, required to file any form, report, registration statement or other document with the SEC.

(v)                                 Since December 31, 2009, Saehan and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DFI and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(vi)                              Except as disclosed on Disclosure Schedule 3.1(e)(vii), Saehan and its Subsidiaries have, since December 31, 2012, conducted their business only in the ordinary course and have not:

(A)                               Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased and Federal Home Loan Bank, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, resulted in a Material Adverse Effect;

(B)                               Declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(C)                               Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

(D)                               Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(E)                                Mortgaged, pledged or subjected to Lien or restriction any of its property, business or assets, tangible or intangible, except for Permitted Liens;

(F)                                 Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

(G)                               Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss to property which, individually or in the aggregate, would constitute a Material Adverse Effect;

(H)                              Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Saehan or its Subsidiaries for the benefit of its directors, employees or former employees, except (i) periodic increases consistent with past practices, or (ii) as specifically permitted by this Agreement;

(I)                                   Made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(J)                                   Instituted, had instituted against them, settled or agreed to settle any litigation, action or proceeding before any court or Governmental body relating to their property other than routine collection suits instituted by them to collect amounts owed or suits in which the amount in controversy is less than $100,000;

(K)                              Suffered any change, event or condition that, individually or in the aggregate, has caused or may result in a Material Adverse Effect or any material adverse change in earnings or costs or relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

(L)                                Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment which is required to be disclosed in Disclosure Schedule 3.1(k) hereto;

(M)                            Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or

(N)                               Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (A) through (M) above.

(f)                                   Information Supplied.  Saehan shall, upon request, furnish to Wilshire all information concerning itself, the Saehan Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Wilshire or its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  None of the information supplied or to be supplied by Saehan in writing expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to stockholders and at the times of the Saehan Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If Saehan becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Saehan will promptly inform Wilshire thereof.

(g)                                  Compliance with Applicable Legal and Reporting Requirements.

(i)                                     Saehan and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Saehan and its Subsidiaries, taken as a whole (the “Saehan Permits”), the Saehan Permits are in full force and effect and Saehan and its Subsidiaries are in compliance with the terms of the Saehan Permits.

(ii)                                  Since December 31, 2009, Saehan and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the Sarbanes-Oxley Act of 2002 (the “SOX Act”), the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the privacy and customer information requirements contained in Applicable Legal Requirements) or to the employees conducting such businesses.  To the knowledge of Saehan, no investigation by any Governmental Entity with respect to Saehan or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Saehan or its Subsidiaries.

(h)                                 Accounting and Internal Controls.

(i)                                     The records, systems, controls, data and information of Saehan and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Saehan or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following clause.

(ii)                                  Saehan has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of it and its Subsidiaries’ financial reporting and the preparation of their respective financial statements for external purposes in accordance with GAAP, Management of Saehan has disclosed, based on its most recent evaluation prior to the date hereof, to Saehan’s auditors and the audit committee of the Saehan Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Saehan’s or any Subsidiary’s ability to record, process, summarize and report financial data and have identified for Saehan’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Saehan’s or its Subsidiaries’ internal controls, and all of such items in (1) and (2) are described in Disclosure Schedule 3.1(h)(ii).

(iii)                               Since March 31, 2009, neither Saehan nor any of its Subsidiaries or, to the knowledge of Saehan, any director, officer, employee, auditor, accountant or representative of Saehan or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods

(including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Saehan or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Saehan or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(i)                                     Legal Proceedings.  Except as set forth in Disclosure Schedule 3.1(i), there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Saehan, threatened, against or, other than routine collection matters instituted by Saehan Bank, affecting Saehan or any Subsidiary of Saehan, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Saehan or any Subsidiary of Saehan.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Saehan, threatened against Saehan that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Saehan pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(j)                                    Taxes.  Except as set forth in Disclosure Schedule 3.1(j):

(i)                                     Each of Saehan and the Saehan Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects.  All taxes of Saehan and the Saehan Subsidiaries (whether or not shown on any tax return) have been timely paid except for taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements.  Saehan has no liability for taxes in excess of the amount reserved or provided for in the Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).  There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of Saehan and the Saehan Subsidiaries.  Saehan and each Saehan Subsidiary are in compliance with the requirements of FIN 48, and their tax accrual work papers explain and support all amounts provided and positions taken by Saehan and each Saehan Subsidiary with respect to FIN 48.

(ii)                                  No written or, to the knowledge of Saehan, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Saehan or any of the Saehan Subsidiaries and has not previously been paid has been received by Saehan or any Saehan Subsidiary.

(iii)                               There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon Saehan, nor has Saehan given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(iv)                              To the knowledge of Saehan, no tax return of Saehan or any Saehan Subsidiary is under audit or examination by any Governmental Entity.  No written or, to the knowledge of Saehan, unwritten notice of such an audit or examination by any Governmental Entity has been received by Saehan or any Saehan Subsidiary.  Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(v)                                 Neither Saehan nor any Saehan Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(vi)                              Neither Saehan nor any Saehan Subsidiary has:  (A) been a member of group filing a consolidated federal income tax return or a consolidated, combined, or unitary state income tax return except any such income tax return where only Saehan and any Saehan Subsidiary were members; or (B) any liability for any tax under Treasury Regulations Section 1.1502-6 or any similar provision of any other tax law (except for taxes of the affiliated group of which Saehan is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law), as a transferee or successor, by contract or otherwise.

(vii)                           Neither Saehan nor any Saehan Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii)                        Neither Saehan nor any Saehan Subsidiary has been a party to any “listed transaction” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section § 1.6011-4(b)(2). Saehan and each Saehan Subsidiary have properly reported all “reportable transactions” as defined in Code § 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) on its United States federal income tax returns.

(ix)                              Saehan and the Saehan Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(x)                                 Disclosure Schedule 3.1(j)(x) lists all federal, state, local, and foreign income tax returns (including any such tax returns where the tax is calculated based on net or gross income) filed with respect to Saehan or any Saehan Subsidiary for taxable periods ended on or after December 31, 2007, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. True and complete copies of the federal and state income tax returns of Saehan and each Saehan Subsidiary, as filed with the IRS or the applicable state tax authority for all taxable years ending after December 31, 2007 have been delivered or otherwise made available to Wilshire.  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

(xi)                              Except as disclosed in Disclosure Schedule 3.1(j)(xi), neither Saehan nor any Saehan Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xii)                           Neither Saehan nor any Saehan Subsidiary is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or before the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (D) installment sale or open transaction disposition made on or before the Closing Date; (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.

(xiii)                        Neither Saehan nor any Saehan Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(xiv)                       No claim has been made within the last three (3) years by an authority in a jurisdiction where Saehan or any Saehan Subsidiary does not file tax returns that Saehan or any Saehan Subsidiary may be subject to taxation by that jurisdiction.

(xv)                          Disclosure Schedule 3.1(j)(xv) lists and contains an accurate and complete description as to any United States federal and state net operating and capital loss carryforwards for Saehan and any Saehan Subsidiary (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations), if any, as of December 31, 2012, and the expiration dates thereof.  Without limiting the generality of the foregoing, the audited consolidated statement of financial condition of Saehan at December 31, 2012 included in the Financial Statements reflects a net deferred tax asset with a gross balance of $26.8 million and a full valuation allowance against such gross balance (the “Deferred Tax Asset”); such entries are true, accurate and correct as of such date and have been prepared by Saehan in accordance with GAAP applied on a consistent basis.

(xvi)                       Within the past 3 years, the IRS has not challenged the interest deduction on any of Saehan’s or Saehan Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(xvii)                    Neither Saehan nor any Saehan Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any similar or corresponding provision of state tax law).

(xviii)                 Saehan and each Saehan Subsidiary have disclosed on their federal income tax returns and state income tax returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under state tax law.

(xix)                       For purposes of this Section 3.1(j) and Section 4.1(k):  (A) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes, including any interest, penalties, finds and additions (to the extent applicable) thereto, whether disputed or not; and (B) the term “tax return” shall mean Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

(k)                                 Certain Agreements.

(i)                                     Disclosure Schedule 3.1(k) sets forth an accurate and complete description of the following leases, subleases, licenses, contracts and agreements to which Saehan or any of its Subsidiaries is a party or by which any of them is bound:  (a) any agreement that obligates or may obligate Saehan or any of its Subsidiaries in the aggregate for an amount in excess of $100,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts) or related contracts of a similar nature that in the aggregate obligate or may obligate Saehan or any of its Subsidiaries for an amount in excess of $100,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts); (b) any non-competition agreement or any other agreement or obligation which limits in any material respect (i) the ability of Saehan or any of its Subsidiaries to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees that shall, in either case, be binding on Wilshire or its Affiliates (including Saehan) after Closing, or (ii) the manner in which, or the localities in which, any portion of the business of any of them or, following consummation of the transactions contemplated by this Agreement, Wilshire’s or its Affiliates’ (including Saehan’s) businesses, is or would be conducted; (c) any agreement providing for the indemnification by Saehan or any of its Subsidiaries of any Person, other than customary agreements relating to the indemnification of directors, officers and employees of Saehan or indemnification pursuant to routine agreements entered into in the ordinary course (such as office equipment leases and the like); (d) any joint venture, strategic alliance or partnership agreement or other similar agreement; (e) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Saehan or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract); (f) any contract or agreement providing for any payments that are conditioned, in whole or in part, on, or requiring the consent, notice or approval of or to any Person upon, a change of control of Saehan or any of its Subsidiaries; (g) any employment agreement or any agreement or arrangement that contains any material severance pay or post-employment liabilities to any current or former employee of Saehan or any of its Subsidiaries; (h) any agreement regarding any agent bank or other similar relationships with respect to lines of business; (i) any agreement that contains a “most favored nation” clause, which clause provides for the automatic adjustment of terms and/or conditions of an agreement, including but not limited to, pricing and rates, in order to provide parties with equal agreement rights, advantages or protections as those of subsequent agreements; (j) any lease for real property or a material amount of personal property; and (k) any contract or other agreement not made in the ordinary course of business which is material to Saehan taken as a whole (the agreements, contracts and obligations of the type described in clauses (a) through (k) being referred to herein as the “Saehan Contracts”).  Saehan has made available to Wilshire and Newco true and correct copies of all Saehan Contracts.  For the purposes of this Agreement, the Saehan Contracts shall be deemed not to include loans made by, repurchase agreements made by, bankers acceptances of or deposits by Saehan or any of its Subsidiaries, in each case in the ordinary course of business consistent with past practices, but shall include unfunded loan commitments and letters of credit issued by Saehan or any of its Subsidiaries.  Except as set forth in Disclosure Schedule 3.1(k)(i), there are no provisions in any Saehan Contract relating to the incurring of indebtedness for borrowed money (other than Federal Home Loan Bank indebtedness, repurchase agreements, deposits (brokered or otherwise) entered into in the ordinary course of business) by Saehan or its Subsidiaries (including sale and leaseback transactions and including capitalized lease transactions and other similar financing transactions), including any such Saehan Contract which contains provisions which restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted or any securitization agreements to which Saehan or its Subsidiaries is a party, that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

(ii)                                  All of the Saehan Contracts are legal, valid and binding obligations of Saehan or a Subsidiary of Saehan and, to the knowledge of Saehan, each other party thereto, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity) and are in full force and effect.  Except as described in Disclosure Schedule 3.1(k)(ii), all rent and other payments by Saehan under the Saehan Contracts are current, there are no existing violations or defaults by Saehan or a Subsidiary of Saehan and, to Saehan’s knowledge, there are no violations or defaults on the part of any other party to the Contracts and no termination, condition or other event has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would constitute a default or material breach under the Saehan Contracts, other than defaults or material breaches that have been cured in the ordinary course of business.

(l)                                     Benefit Plans.

(i)                                     With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Saehan or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Saehan or any of its Subsidiaries or under which Saehan or any of its Subsidiaries has any present or future liability (the “Saehan Benefit Plans”), Saehan has provided Wilshire a true, correct and complete copy of (A) such Saehan Benefit Plan and all related amendments thereto, (B) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Saehan Benefit Plan and all related amendments thereto, (C) the most recent summary plan description for each Saehan Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (D) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (E) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Saehan Benefit Plan, and (F) the most recent determination letter (or equivalent) issued by the IRS with respect to any Saehan Benefit Plan qualified under Section 401(a) of the Code.  There are no unwritten amendments to any Saehan Benefit Plan.

(ii)                                  Each Saehan Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which Saehan is entitled to reliance equivalent to a determination letter, and, in either case, Saehan has no obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and Saehan is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter.  Each Saehan Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on Disclosure Schedule 3.1(l)(ii), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Saehan Benefit Plan have been timely and completely filed or distributed.

(iii)                               No Saehan Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA) and neither Saehan nor any ERISA Affiliate of Saehan has at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.  No Saehan Benefit Plan is subject to the funding standards of Code Section 412 or 436 of the Code or Section 302 of ERISA.

(iv)                              All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Saehan Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(v)                                 All obligations required to be performed by Saehan of any Subsidiary of Saehan under any Saehan Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Saehan Benefit Plan.  There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Saehan Benefit Plans that would directly or indirectly subject Wilshire or Saehan to any taxes, penalties or other liabilities, including any liability arising through indemnification.

(vi)                              Except as disclosed in Disclosure Schedule 3.1(l)(vi), no Saehan Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA), other than the Saehan Stock Plans.  No Saehan Stock Plan provides for the grant, sale, issuance or opportunity to invest in any stock of Saehan other than Saehan Common Stock.

(vii)                           With respect to each Saehan Stock Plan, Saehan has provided Wilshire a true, correct and complete copy of each form of award agreement, including amendments, under which the grant, sale or issuance of Saehan Common Stock, or the payment of cash based on the value of Saehan Common Stock have been granted, and a schedule showing the name of each grantee, the date of grant and all other material terms of each grant.  No stock option or other right to acquire Saehan Common Stock or other equity of Saehan, or the payment of cash based on the value of Saehan Common Stock (A) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted, as determined by Saehan in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Saehan that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(viii)                        There are no pending claims, lawsuits or actions relating to any Saehan Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of Saehan none are threatened.  Except as disclosed on Disclosure Schedule 3.1(l)(viii), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Saehan.

(ix)                              Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or comparable State law, neither Saehan nor any Subsidiary of Saehan has any liability to provide post-retirement health or life benefits to any employee or former employee.  No written or oral representations have been made to any employee or former employee of Saehan or any Saehan Subsidiary promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependents, or any beneficiaries for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law and at no expense to Saehan.

(x)                                 Except as set forth in Disclosure Schedule 3.1(l)(x), no Saehan Benefit Plan, Saehan Stock Plan or other contract or arrangement exists that could result in the payment to any present or former employee or director of Saehan or any Subsidiary of Saehan of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Saehan or any Subsidiary of Saehan as a result of the transactions contemplated by this Agreement.  Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will Wilshire be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(xi)                              Except as set forth in Disclosure Schedule 3.1(l)(xi), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Saehan, any Saehan Benefit Plan, or any other Person, including without limitation, any Saehan Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Saehan Benefit Plan.

(xii)                           Each Saehan Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law.  No failure has occurred that would subject Wilshire or any of its Subsidiaries to tax under Code § 4980B or 4980D.  Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to Saehan or the Surviving Corporation under, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(xiii)                        Except as described in Disclosure Schedule 3.1(l)(xiii), Saehan is insured by one or more insurance company(ies) for all health, dental, vision, life disability or similar claims relating to any Saehan Benefit Plan and Saehan does not self-insure against such claims.

(xiv)                       Saehan may, at any time, amend or terminate any Saehan Benefit Plan that it sponsors or maintains and may withdraw from any Saehan Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(xv)                          Each Saehan Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.  No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Saehan Benefit Plan or other contract, plan, program, agreement, or arrangement.  Neither Saehan nor any Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(m)                             Bank Subsidiary.  Saehan owns all of the outstanding shares of capital stock of Saehan Bank, free and clear of any claim, lien or encumbrance.  All of the shares of capital stock of Saehan Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  Saehan Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder.  Saehan Bank is a California-state chartered member bank whose primary federal bank regulator is the FDIC.  Saehan has no other Subsidiaries.

(n)                                 Agreements with Regulators.  Except as set forth in Disclosure Schedule 3.1(n), neither Saehan nor any Subsidiary of Saehan is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Saehan been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.  Saehan and its Subsidiaries are in compliance with all of the foregoing so listed in Disclosure Schedule 3.1(n). There are no formal or informal investigations, known to Saehan, relating to any regulatory matters pending before any Governmental Entity with respect to Saehan or any of its Subsidiaries. Neither of Saehan nor any of its executive officers or, to the knowledge of Saehan, any of its directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Saehan, threatened.

(o)                                 Dissenting Shareholders.  Saehan has no knowledge of any plan or intention on the part of any stockholder to exercise appraisal or dissenter rights in the manner provided by the Dissenters’ Rights Statute.

(p)                                 Takeover Statutes.  There are no anti-takeover, control share, fair price, business combination, moratorium or other similar statutes, charters provisions or bylaws applicable to this Agreement, the Merger, the Bank Merger or the other transactions contemplated hereby.

(q)                                 Vote Required.  The Required Saehan Vote is the only vote of the holders of any class or series of Saehan capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(r)                                    Properties.  Saehan or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in the Financial Statements as being owned by Saehan or one of its Subsidiaries or acquired after the date thereof which are material to Saehan’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (“Liens”), except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest balance sheet included in the Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Saehan’s knowledge, the lessor.

(s)                                   Condition of Assets.  Except as set forth on Disclosure Schedule 3.1(s), all tangible assets, including furniture, fixtures and equipment, used by Saehan are in operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local.  Saehan owns or leases all of the assets and leases all Properties necessary to carry on its business in the manner in which it is presently conducted.  The premises or equipment of Saehan is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.  Neither Saehan nor its Subsidiaries owns any Properties (other than OREO).

(t)                                    Intellectual Property.  Saehan and its Subsidiaries own or have a valid license to use all patents, inventions, trade secrets, domains, copyrights, trademarks, service marks and trade names (including any rights, registrations or applications for registration of any of the foregoing) (collectively, the “Saehan Intellectual Property”) necessary to carry on their business substantially as currently conducted.  Each item of Saehan Intellectual Property that is material to Saehan or its Subsidiaries is set forth on Disclosure Schedule 3.1(t).  Neither Saehan nor any such Subsidiary has received any notice of infringement of or conflict with and there are no infringements of or conflicts with, the rights of others with respect to the use of any Saehan Intellectual Property which would materially impact Saehan.  Saehan and its Subsidiaries each have a privacy policy (a “Privacy Policy”) regarding the collection and use of personally-identifiable information (“Customer Information”) or does not collect Customer Information and have written agreements with each third party with which it shares any Customer Information requiring that such information be kept confidential and used only as permitted by Saehan or the customer (“Privacy Agreement”), copies of which have been provided or have been made available to Wilshire.  Neither Saehan nor its Subsidiaries has collected any Customer Information in an unlawful manner or is in violation of its Privacy Policy; nor has any of them used any of the Customer Information in an unlawful manner or in a manner that in any way violates its Privacy Policy, a Privacy Agreement or the privacy rights of its customers or third parties.  Saehan and its Subsidiaries have each posted its Privacy Policy in a clear and conspicuous location on its web site (if any) and regularly distributes copies to its customers.  Saehan and its Subsidiaries each have adequate security measures in place to protect the Customer Information it receives from illegal or unauthorized use by its personnel or third parties or use by its personnel or third parties in a manner violative of the rights of privacy of its customers.

(u)                                 Derivatives.  Set forth on Disclosure Schedule 3.1(u) is a list of all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Saehan’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Saehan believes to be financially responsible.  Each Derivative Contract of Saehan or any of its Subsidiaries constitutes the valid and legally binding obligation of Saehan or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect.  Neither Saehan nor its Subsidiaries, nor to the knowledge of Saehan any other party thereto, is in breach of any of its obligations under any Derivative Contract of Saehan or one of its Subsidiaries.  The financial position of Saehan and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Saehan and such Subsidiaries in accordance with GAAP applied on a consistent basis.

(v)                                 Loan Portfolio.

(i)                                     Except as set forth on Disclosure Schedule 3.1(v)(i), neither Saehan nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of March 31, 2013, 90 days or more delinquent in payment of principal or interest or, to the knowledge of Saehan, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Saehan or any of its Subsidiaries, or to the knowledge of Saehan, any affiliate of any of the foregoing.  Set forth in Disclosure Schedule 3.1(v)(i) is a true, correct and complete list of (A) all of the Loans of Saehan and its Subsidiaries that, as of March 31, 2013, were classified by Saehan as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Saehan and its Subsidiaries that, as of March 31, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of Saehan or any of its Subsidiaries that, as of March 31, 2013, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Saehan or by any Governmental Entity.  Saehan shall provide to Wilshire, on a monthly basis, (1) a schedule of Loans of Saehan and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of Saehan and its Subsidiaries the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Saehan and its Subsidiaries in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii)                                  Each Loan of Saehan and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Saehan and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(iii)                               Each outstanding Loan of Saehan and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Saehan and its Subsidiaries except for documented exceptions (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(iv)                              Except as set forth in Disclosure Schedule 3.1(v)(iv), none of the agreements pursuant to which Saehan or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)                                 There are no outstanding Loans made by Saehan or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Saehan or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(w)                               Insurance.  Set forth in Disclosure Schedule 3.1(w)  is a true, correct and complete list of all insurance policies maintained by Saehan and its Subsidiaries.  All such insurance policies and bonds are in full force and effect and neither Saehan nor any of its Subsidiaries is in default under any such policy or bond.  Except as set forth in Disclosure Schedule 3.1(w), as of the date hereof, there are no claims in excess of $50,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(x)                                 Transactions with Affiliates.  Except as set forth in Disclosure Schedule 3.1(x), there are no agreements, contracts, plans, arrangements or other transactions between Saehan or any of its Subsidiaries, on the one hand, and any (i) officer or director of Saehan or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Saehan, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Saehan, on the other hand, except those of a type available to employees of Saehan generally.  Except as set forth in Disclosure Schedule 3.1(x), there are no “covered transactions,” including any Loans engaged in by Saehan, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

(y)                                 Absence of Certain Business Practices.  Neither Saehan nor any of its officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Saehan (or assist Saehan in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Saehan.

(z)                                  Environmental Compliance.  Except as set forth on Disclosure Schedule 3.1(z):

(i)                                     Saehan and its respective Properties are in material compliance with all Environmental Laws.  Saehan is not aware of, nor has Saehan received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Saehan with all Environmental Laws.

(ii)                                  Saehan has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(iii)                               No Hazardous Materials exist on, about or within any of the Properties, nor to Saehan’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties.  The use that Saehan makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(iv)                              There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Saehan’s knowledge threatened against Saehan relating in any way to any Environmental Law.  Saehan has no liability for remedial action under any Environmental Law.  Saehan has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has Saehan received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(aa)                          Community Reinvestment Act.  Except as set forth on Disclosure Schedule 3.1(aa), each of Saehan and Saehan Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations promulgated thereunder, and Saehan Bank has supplied Wilshire with copies of its current CRA Statement, all letters and written comments received by Saehan Bank since January 1, 2007 pertaining thereto and any responses by Saehan Bank to such comments.  Saehan Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Saehan Bank under the CRA.

(bb)                          Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act.  Except as set forth on Disclosure Schedule 3.1(bb), Saehan Bank is in substantial compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act

and all regulations promulgated thereunder.  Since December 31, 2010, Saehan Bank has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and Saehan Bank has no notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Saehan Bank’s compliance with such acts.

(cc)                            Usury Laws and Other Consumer Compliance Laws.  Except as set forth on Disclosure Schedule 3.1(cc), all outstanding loans of Saehan Bank have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the California usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the laws of the State of California.  Each loan on the books of Saehan Bank was made in the ordinary course of business.

(dd)                          Unfair, Deceptive or Abusive Acts or Practices.  Saehan Bank has not engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), to the extent such rules apply to Saehan Bank.  There are no allegations, claims or disputes to which Saehan Bank is a party that allege, or to the knowledge of Saehan Bank, no person has threatened or threatens to allege, that Saehan Bank has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

(ee)                            Consumer Complaints.  Saehan has made available to Wilshire copies of all unresolved consumer complaints as of March 31, 2013 and any complaints received thereafter, as well as any reports to the senior management, the board of directors or audit committee of Saehan or Saehan Bank of plans for remediation of such complaints, trends in its compliant data and analysis of such complaints.

(ff)                              Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  Saehan Bank is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and Saehan Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Saehan Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

(gg)                            Books and Records.  The minute books, stock certificate books and stock transfer ledgers of Saehan have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Saehan that properly should have been set forth therein and that have not been accurately so set forth.

(hh)                          Employee Relationships.  Saehan has complied in all material respects with all applicable material laws relating to its relationships with its employees, and Saehan believes that the relationships between Saehan and its employees are good.  To the knowledge of Saehan, no senior executive officer or manager of any material operations of Saehan or any group of employees of Saehan has or have any present plans to terminate their employment with Saehan.

(ii)                                  Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except B. Riley & Co., and, if the Merger is not consummated, Saehan agrees to indemnify Wilshire and to hold Wilshire harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Saehan or its affiliates.

(jj)                                Opinion of Financial Advisor of Saehan.  Saehan has received the oral opinion of its financial advisor, B. Riley & Co., LLC, subsequently confirmed in writing on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Saehan Common Stock.

(kk)                          Completion of Transaction.  Saehan has no knowledge of any fact or circumstances relating to or affecting Saehan that it reasonably believes would prevent Saehan from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent Saehan from obtaining all necessary regulatory approvals from any Governmental Entity or Regulatory Agency of the transactions contemplated by this Agreement.

Section 3.2.                                 Representations and Warranties of Wilshire.  Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by Wilshire to Saehan concurrently herewith, Wilshire and Newco, jointly and severally, represent and warrant to Saehan as follows:

(a)                                 Organization, Standing and Power.  Wilshire is a bank holding company registered under the BHC Act.  Wilshire and Newco are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on their respective business as now being conducted, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Wilshire.

(b)                                 Authority.

(i)                                     Wilshire and Newco have all requisite corporate power and authority to execute and deliver this Agreement and the affirmative vote of to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Wilshire and Newco and the consummation by Wilshire and Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Wilshire and Newco.  The Wilshire Board and Newco Board have each unanimously adopted resolutions, dated as of the date of this Agreement, (w) approving, and declaring advisable and in the best interests of their stockholders, this Agreement and the Merger.  This

Agreement has been duly executed on behalf of Wilshire and Newco by the Chairman of the Board, President or Vice President and Secretary or Assistant Secretary of Wilshire and Newco, as applicable, has been duly delivered by Wilshire and Newco and constitutes a valid and binding obligation of Wilshire and Newco, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(ii)                                  The execution and delivery by Wilshire of this Agreement does not, and the consummation by Wilshire and Newco of the transactions contemplated hereby shall not, (A) result in any Violation pursuant to any provision of the Wilshire Charter or the bylaws of Wilshire or the articles of incorporation or bylaws of Newco, or any Subsidiary of Wilshire, or (B) except as set forth in Disclosure Schedule 3.2(b)(ii) and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Wilshire or any Subsidiary of Wilshire or their respective properties or assets.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Wilshire or any Subsidiary of Wilshire in connection with the execution and delivery of this Agreement by Wilshire and Newco or the consummation by Wilshire and Newco of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Wilshire, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of (1) the Form S-4, and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of and Regulation 14A (including Schedule 14A) and Rule 14f-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders, authorizations and approvals as may be required in connection therewith, and (C) the Agreement and Plan of Merger with the Secretary of State of the State of California.

(c)                                  SEC Documents.  Wilshire has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2010 (the “Wilshire SEC Documents”).  Wilshire has delivered or made available to Saehan true, correct and complete copies of all Wilshire SEC Documents.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Wilshire SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Wilshire SEC Documents, and none of the Wilshire SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of Wilshire included in the Wilshire SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Wilshire and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Wilshire SEC Documents since Wilshire’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(d)                                 Information Supplied.  None of the information supplied or to be included by Wilshire by reference in the Form S-4 shall at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Proxy Statement/Prospectus shall not, at the date of mailing to stockholders and at the time of the Saehan Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact respecting Wilshire required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If Wilshire becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Wilshire will promptly inform Saehan thereof.  The representations and warranties in this subsection (d) shall not apply to statements in or omissions from the Form S-4 or any amendment thereto or the Proxy Statement/Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to Wilshire by Saehan in writing, in each case expressly for use therein.

(e)                                  Bank Subsidiary.  Wilshire owns all of the outstanding shares of capital stock of Wilshire Bank, free and clear of any claim, lien or encumbrance.  All of the shares of capital stock of Wilshire Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  Wilshire Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder.  Wilshire Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(f)                                   Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Macquarie Capital (USA) Inc., and, if the Merger is not consummated, Wilshire agrees to indemnify Saehan and to hold Saehan harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Saehan or its affiliates.

(g)                                  Neither Wilshire nor any Wilshire Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)                                 Compliance with Applicable Legal and Reporting Requirements.

(i)                                     Wilshire and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Wilshire and its Subsidiaries, taken as a whole (the “Wilshire Permits”), the Wilshire Permits are in full force and effect and Wilshire and its Subsidiaries are in compliance with the terms of the Wilshire Permits.

(ii)                                  Since December 31, 2009, Wilshire and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the privacy and customer information requirements contained in Applicable Legal Requirements) or to the employees conducting such businesses.  To the knowledge of Wilshire, no investigation by any Governmental Entity with respect to Wilshire or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Wilshire or its Subsidiaries.

(i)                                     Legal Proceedings.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Wilshire, threatened against Wilshire that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Wilshire pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(j)                                    Agreements with Regulators.  Except as set forth in Disclosure Schedule 3.2(j), neither Wilshire nor any Subsidiary of Wilshire is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Wilshire been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.  Wilshire and its Subsidiaries are in compliance with all of the foregoing so listed in Disclosure Schedule 3.2(j). There are no formal or informal investigations, known to Wilshire, relating to any regulatory matters pending before any Governmental Entity with respect to Wilshire or any of its Subsidiaries. Neither of Wilshire nor any of its executive officers or, to the knowledge of Wilshire, any of its directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Wilshire, threatened.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1.                                 Covenants of Saehan.  During the period from the date of this Agreement and continuing until the Effective Time, Saehan agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Wilshire and Newco shall otherwise consent in writing:

(a)                                 Ordinary Course.  Saehan and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.  Saehan shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Saehan, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)                                 Dividends; Changes in Stock.  Saehan shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly owned Subsidiary of Saehan, and (B) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Saehan in accordance with the terms of the Trust Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Disclosure Schedule 4.1(b)).

(c)                                  Issuance of Securities.  Saehan shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Saehan.

(d)                                 Governing Documents.  Saehan shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its articles of incorporation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.1(e) or 4.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Saehan.

(e)                                  No Acquisitions.  Saehan shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing no more than a 1% equity interest in or no more than 10% of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f)                                   No Dispositions.  Other than sales of OREO and nonperforming assets not exceeding $2.0 million in the aggregate in each calendar month in the ordinary course of business consistent with past practice and other than sales of OREO and non-performing assets at a price that equals or exceeds the book value of such assets (net of allocated reserves), and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, Saehan shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Saehan and its Subsidiaries) which are material, individually or in the aggregate, to Saehan.

(g)                                  Indebtedness.  Saehan shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long- term debt securities or warrants or rights to acquire any long-term debt securities of Saehan or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of Saehan to Saehan or to another Subsidiary of Saehan, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank Discount Window) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)                                 Loans.  Saehan shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $1.5 million, without submitting a complete loan write-up to the chief credit officer of Wilshire State Bank for review with a right of comment at least two (2) Business Days prior to taking such action.

(i)                                     Other Actions.  Saehan shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(j)                                    Accounting Methods.  Saehan shall not, and shall not permit any of its Subsidiaries to, make any material change its methods of accounting in effect at March 31, 2013, except as required by changes in generally accepted accounting principles as concurred in by Saehan’s independent auditors or required by bank regulatory authorities.

(k)                                 Tax Matters.  Saehan shall not, and shall not permit its Subsidiaries to, make or rescind any tax election, make any amendments to tax returns previously filed, or settle or compromise any tax liability or refund, without the prior written consent of Wilshire and Newco.

(l)                                     Compensation and Benefit Plans.  Saehan shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Saehan Benefit Plan, or any agreement, arrangement, plan or policy between Saehan or a Subsidiary of Saehan and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, provided that, Saehan, with Wilshire’s prior consent, may offer retention bonuses to certain employees of Saehan in such amounts and to such employees as the parties may agree as set forth on Disclosure Schedule 4.1(l), provided further that, such retention bonuses shall not be paid to the employees until satisfactory completion of such employees’ duties under the retention bonus arrangements, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Saehan Stock Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(m)                             Investment Portfolio; Interest Rate Risk; Other Risk.  Saehan shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Saehan or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(n)                                 No Liquidation.  Saehan shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(o)                                 Other Agreements.  Saehan shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

Section 4.2.                                 Advice of Changes; Government Filings.

(a)                                 Saehan shall confer on a regular and frequent basis with Wilshire, report on its operational matters and promptly advise Wilshire orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Saehan or the Surviving Corporation.

(b)                                 Saehan shall, and shall cause Saehan Bank to, file all Call Reports with the appropriate bank regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to Wilshire and Newco copies of all such reports promptly after the same are filed.

Section 4.3.                                 No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Wilshire, directly or indirectly, the right to control or direct the operations of Saehan or shall give Saehan, directly or indirectly, the right to control or direct the operations of Wilshire prior to the Effective Time.  Prior to the Effective Time, each of Saehan and Wilshire shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.                                 Preparation of Proxy Statement/Prospectus; Stockholders Meetings.

(a)                                 As promptly as reasonably practicable following the date hereof, Saehan shall prepare acceptable preliminary and definitive information relating to the proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Saehan stockholders at the Saehan Stockholders Meeting and the solicitation of the Required Saehan Vote (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”), and Wilshire shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) in form and substance reasonably satisfactory to Saehan with respect to the issuance of Wilshire Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).  Wilshire shall use reasonable best efforts to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement.  Wilshire shall, as promptly as reasonably practicable after receipt thereof, provide Saehan with copies of all written comments and advise Saehan of all oral comments with respect to the Form S-4 received from the staff of the SEC.  Wilshire shall use its reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger and the issuance of Wilshire Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.  Wilshire shall advise Saehan, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the Wilshire Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, or SEC requests for additional information or materials.  If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Saehan and Wilshire.  Saehan shall cooperate and assist Wilshire in preparing the Form S-4, including furnishing to Wilshire all information concerning Saehan that Wilshire may reasonably request in connection with preparation of such Form S-4.  None of the information supplied or to be supplied by Saehan or Wilshire or any of their respective directors, officers, employees or agents for inclusion or in the Form S-4 shall, at the date the Form S-4 is declared effective, at the time the Form S-4 may be amended or supplemented, and at the time of Saehan Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Saehan or Wilshire, as the case may be, necessary in order to make the statements therein with respect to Saehan or Wilshire, as the case may be, in light of the circumstances under which they are made not misleading.

(b)                                 Saehan shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date on which the Form S-4 becomes effective (the “Saehan Stockholders Meeting”) for the purpose of submitting this Agreement to the holders of Saehan Common Stock for their consideration and vote and obtaining the Required Saehan Vote.  Subject to Section 5.1(d), and as promptly as reasonably practicable following the date on which the Form S-4 becomes effective, the Saehan Board shall use its reasonable best efforts to solicit or cause to be solicited from the Saehan stockholders the Required Saehan Vote, and Saehan shall take all other lawful action necessary or advisable (including, subject to the Saehan Board’s exercise of its fiduciary duties, postponing or adjourning the Saehan Stockholders Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies in favor of the adoption of this Agreement) to obtain the Required Saehan Vote.  Subject to Section 5.1(d), the Proxy Statement/Prospectus shall include the Saehan Board Recommendation.

(c)                                  Subject to Section 5.1(d), neither the Saehan Board nor any committee thereof shall (u) withdraw, modify, amend or qualify the Saehan Board Recommendation in a manner adverse to Wilshire (it being understood that the failure of the Saehan Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to Wilshire unless the failure to be unanimous is solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting), (v) adopt a resolution to withdraw, modify, amend or qualify the Saehan Board Recommendation in a manner adverse to Wilshire, (w) publicly announce its intention to withdraw, modify, amend or qualify the Saehan Board Recommendation in a manner adverse to Wilshire, (x) approve, endorse or recommend any Acquisition Proposal with respect to Saehan, (y) cause, authorize or permit Saehan or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, asset purchase or share exchange agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, other than (1) an Acceptable Confidentiality Agreement as provided in Section 5.4(b) or (2) a definitive agreement providing for a Superior Proposal pursuant to Section 5.1(f)(i)(G), or (z) publicly propose or announce an intention to take any of the foregoing actions described in the foregoing clauses (u) through (y) (a “Saehan Change in Recommendation”).

(d)                                 Notwithstanding anything to the contrary contained in this Section 5.1, but subject to the provisions of this Section 5.1(d), at any time prior to receipt of the Required Saehan Vote, the Saehan Board may effect or cause Saehan to effect, a Saehan Change in Recommendation, if the Saehan Board reasonably determines in good faith, After Consultation, that the failure to make a Saehan Change in Recommendation would result in a breach of its fiduciary duties of the Saehan Board to the stockholders of Saehan under Applicable Legal Requirements.  Notwithstanding the preceding sentence, the Saehan Board shall not make a Saehan Change in Recommendation, and, in the case of a Superior Proposal, terminate this Agreement in accordance with Section 7.1(d), unless: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect an Acquisition Proposal is made to Saehan (Saehan under such circumstances being referred to herein as the “Target Party,” and the other Party under such circumstances being referred to herein as the “Non-Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made in violation of Section 5.4; (C) the Target Party has complied in all material respects with its obligations under Section 5.4, including its obligations to provide notice(s) to the Non-Target Party of any Acquisition Proposal and other matters requiring notice under Section 5.4; (D) at least three (3) Business Days prior to any intended meeting of the board of directors of the Target Party at which such board of directors intends to consider and determine whether to make a Change in Recommendation, the Target Party provides the Non-Target Party with a written notice specifying the date and time of such intended meeting, the reasons for convening such intended meeting, the material terms and conditions of the Acquisition Proposal that is the basis of the intended meeting at which the board of directors of the Target Party will consider a Change in Recommendation (the “Target Offer”) (including a copy of any draft agreement reflecting the Target Offer, if any) and the identity of the Person making the Target Offer (it being agreed that any substantive change to the terms and conditions of the Target Offer shall require a new notice and three (3) Business Day period); (E) after receipt by the Non-Target Party of the information and notice described in clause (D), the Non-Target Party notifies the Target Party of its desire to negotiate an amendment to the terms and conditions of this Agreement and during such three (3) Business Day period, the Parties engage in good faith negotiations to amend this Agreement in such a manner that, after giving effect to such amendment(s), the Target Party’s board of directors may conclude that the Target Offer does not constitute a Superior Proposal; (F) at the end of such three (3) Business Day period, the Target Party’s board of directors (x) concludes, after and taking into account any amendment(s) to this Agreement proposed by the Non-Target Party during such three (3) Business Day period, that such Target Offer is a Superior Proposal, and (y) determines in good faith, After Consultation, that the failure by the board of directors of the Target Party to make a Change in Recommendation would result in a breach of its fiduciary duties to stockholders under Applicable Legal Requirements; and (G) the Target Party thereafter enters into a definitive agreement providing for such Superior Proposal and concurrently terminates this Agreement in accordance with Section 7.1(e), and pays to the Non-Target Party the Termination Fee required by Section 7.2(b).

Section 5.2.                                 Access to Information.

(a)                                 Upon reasonable notice, Saehan shall (and shall cause its Subsidiaries to) afford to the representatives of Wilshire and Newco, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Saehan shall (and shall cause Subsidiaries to) make available to Wilshire and Newco (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Wilshire and Newco may reasonably request.

(b)                                 The Parties shall hold all information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of June 5, 2013, among Saehan and Wilshire (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.  Newco acknowledges and agrees to the terms of the Confidentiality Agreement as if it were Wilshire for purposes thereof.

(c)                                  No such investigation by either Wilshire or Saehan shall affect the representations and warranties of any Party expressly made in this Agreement.

Section 5.3.                                 Reasonable Best Efforts.

(a)                                 Each of Saehan and Wilshire shall, and shall cause its Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated herein as promptly as reasonably practicable after the date hereof.  Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(f).  In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

(i)                                     Within thirty (30) days of the execution of this Agreement, each of Saehan and Wilshire shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(ii)                                  The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the

Merger and Bank Merger.  Saehan and Wilshire shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party).  In addition, Saehan and Wilshire shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(iii)                               Subject to Applicable Legal Requirements, Saehan and Wilshire shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(iv)                              Saehan and Wilshire shall promptly inform each other of and supply to each other any substantive communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v)                                 Saehan and Wilshire shall provide that representatives of Saehan and Wilshire shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be requested or required by such Governmental Entity.  In furtherance of the foregoing, Saehan and Wilshire shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b)                                 Saehan will cooperate with Wilshire with respect to Wilshire’s assumption of Saehan’s trust preferred securities, subject to and contingent upon the occurrence of the Closing, to the extent permitted by the terms of the governing indentures and/or applicable governing documentation and subject to and contingent upon regulatory approval.  Wilshire agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Saehan’s outstanding debt, guarantees, trust preferred securities and other securities to the extent required by the terms of such debt, guarantees, trust preferred securities and securities and the instruments and agreements relating thereto, including under each of the Indentures dated as of March 30, 2007.

(c)                                  Each of Saehan, Newco and Wilshire and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.4.                                 Acquisition Proposals.

(a)                                 Saehan agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing nonpublic information) the making of any inquiry, proposal or offer with respect to any transaction contemplating a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other Party or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any discussions or negotiations with or provide any nonpublic information to any Person concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, endorse or recommend (including by resolution or otherwise of the Saehan Board), or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, asset purchase, share exchange agreement, option agreement or other similar agreement (whether binding or not) related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or propose or agree to do any of the foregoing.  Saehan shall be responsible for any actions taken by officers, directors, employees, agents or representatives that are inconsistent with this Section 5.4.

(b)                                 Notwithstanding Section 5.4(a), prior to obtaining the Required Saehan Vote, Saehan shall be permitted, and subject to compliance in all material respects by Wilshire with the other terms of this Section 5.4, to engage in discussions or negotiations with, and provide nonpublic information to, any Person who has submitted and not withdrawn an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.4(a) if the Saehan Board concludes in good faith, After Consultation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that such Party (i) first enters into an Acceptable Confidentiality Agreement, (ii) provides Wilshire at least 24 hours prior written notice before engaging in any such discussions or negotiations or providing information to such Person and (iii) thereafter keeps Wilshire promptly and fully informed on a current basis of the status of all discussions and negotiations with such Person, including by providing within 24 hours of receipt a copy of all material documentation or correspondence relating thereto, if any (including copies of all changes in any terms).

(c)                                  Saehan shall notify Wilshire promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any inquiry, request for nonpublic information or request for discussions or negotiations that relates to or might reasonably be expected to lead to an Acquisition Proposal with respect to Saehan.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, request or inquiry and the material terms and conditions of any expressions of interest, offers, proposals, requests or inquiries (including a copy thereof if in writing and any related documentation or correspondence, if any).

(d)                                 Saehan agrees that (i) it shall and shall cause its Subsidiaries, and shall instruct and use its reasonable best efforts to cause its and their officers, directors, employees, agents, and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill, non-solicitation or similar agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and (iii) it shall not take any action to render inapplicable or to exempt any Person from Section 1203 of the CGCL or any other antitakeover statute, charter provision or bylaw.  Saehan agrees that it shall use its reasonable best efforts to inform its and its Subsidiaries’ respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

Section 5.5.                                 Stock Exchange Listing.  Wilshire shall use all reasonable best efforts to cause the shares of Wilshire Common Stock to be issued in the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 5.6.                                 Termination of Employee Benefit Plans and Employee Matters.  Saehan agrees that the Saehan Benefit Plans may be terminated, modified or merged into Wilshire’s Benefit Plans on or after the Closing Date, as determined by Wilshire in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already accrued thereunder.  At the request of Wilshire, Saehan and its Subsidiaries agree to terminate no later than immediately before the Closing Date any Saehan Benefit Plans for which Saehan may have liability, to the extent such Saehan Benefit Plans permit termination so that Saehan will have no liability from and after the Closing Date, and Saehan will accrue any and all obligations with respect to the termination of such plans before the Closing Date.  Wilshire acknowledges that any termination or modification at the direction of Wilshire will not (a) be deemed to cause the Saehan Financial Statements to have been prepared other than in accordance with GAAP, (b) constitute a breach of any provision of this Agreement by Saehan or its Subsidiaries.

Section 5.7.                                 Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Wilshire and Saehan.

Section 5.8.                                 Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Saehan or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Saehan or any Subsidiary of Saehan, and pertaining to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Saehan pursuant to the Saehan Charter and Saehan’s bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Saehan and its Subsidiaries.

(b)                                 For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Saehan (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Saehan for such insurance (“Saehan’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Saehan’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Saehan’s Current Premium.  In lieu of the foregoing, Saehan, in consultation with, but only upon the consent of Wilshire, may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under Saehan’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed Saehan’s Current Premium.

(c)                                  The Surviving Corporation shall indemnify an Indemnified Party for all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in successfully enforcing the indemnity and other obligations provided for in this Section 5.8.

(d)                                 If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

(e)                                  The provisions of this Section 5.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.9.                                 Public Announcements.  Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of NASDAQ, Wilshire and Saehan shall use reasonable best efforts (a) to develop a joint communications plan, and

(b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of NASDAQ, neither Wilshire nor Saehan shall issue any press release or otherwise make any public statement or disclosure concerning the other or the other’s Subsidiaries, business, financial condition or results of operations without the consent of the other, which consent shall not be unreasonably withheld or delayed.

Section 5.10.                          Tax Matters.  (a) Saehan and Wilshire each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Saehan and Wilshire each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.11.                          Untrue Representations.  Each party shall promptly notify the other party in writing if such party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other party or any representation or warranty made in or pursuant to this Agreement or that results in such party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.12.                          Litigation and Claims.  Each of Wilshire and Newco, on the one hand, or Newco and Saehan, on the other hand, shall promptly notify the other of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Person, threatened against the notifying Person that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Person pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.  Saehan shall give Wilshire the opportunity to participate in the defense or settlement of any stockholder litigation against Saehan or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement.  Saehan shall not enter into any settlement agreement in respect of any stockholder litigation against Saehan or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Wilshire’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.13.                          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 5.14.                          Saehan Support Agreements.  Simultaneously with the execution of this Agreement, each of the directors of Saehan shall enter into a Director Voting and Non-Competition Agreement.  The form of the Director Voting and Non-Competition Agreement is attached as Exhibit B hereto.  In addition, simultaneously with the execution of this Agreement, each of the

Principal Shareholders shall enter into a Principal Shareholder Voting and Support Agreement.  The form of the Principal Shareholder Voting and Support Agreement is attached as Exhibit C hereto.

Section 5.15.                          Option Holder Agreements.  Simultaneously with the execution of this Agreement, each of the Saehan Option Holders listed on Disclosure Schedule 5.15(a) shall enter into an Option Holder Agreement, agreeing to the treatment of his or her Saehan Stock Options pursuant to Section 2.1(c).  Prior to the Closing Date, each of the Saehan Option Holders listed on Disclosure Schedule 5.15(b) shall enter into an Option Holder Agreement, agreeing to the treatment of his or her Saehan Stock Options pursuant to Section 2.1(c).  The form of the Option Holder Agreement is attached as Exhibit D hereto.

Section 5.16.                          Disclosure Schedules.  At least ten (10) days prior to the Closing, Saehan agrees to provide Wilshire with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date.  Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.  Any information set forth in any one section of the Saehan or Wilshire disclosure schedules shall be deemed to apply to each other applicable section or subsection of the Saehan or Wilshire disclosure schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

Section 5.17.                          Merger Consideration.  The Wilshire Common Stock to be issued by Wilshire to the stockholders of Saehan pursuant to this Agreement shall, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The Wilshire Common Stock to be issued to the stockholders of the Saehan pursuant to this Agreement are and shall be free of any preemptive rights of the stockholders of Wilshire or any other person, firm or entity. The Wilshire Common Stock to be issued to the stockholders of Saehan pursuant to this Agreement shall not be subject to any restrictions on transfer arising under the Securities Act, except for Wilshire Common Stock issued to any stockholders of Saehan who may be deemed to be an “affiliate” (under the Exchange Act) of Wilshire after the Effective Time.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.                                 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)                                 Stockholder Approval.  Saehan shall have obtained the Required Saehan Vote.

(b)                                 Stock Exchange Listing.  The shares of Wilshire Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)                                  Other Approvals.  Other than the filings provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect.

(d)                                 Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)                                  No Injunctions or Restraints; Illegality.  No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity which makes the consummation of the Merger illegal.

Section 6.2.                                 Conditions to Obligation of Wilshire and Newco.  The obligation of Wilshire and Newco to effect the Merger is subject to the satisfaction of the following conditions unless waived by Wilshire:

(a)                                 Representations and Warranties.  The representations and warranties of Saehan (i) set forth in Sections 3.1(a), 3.1(b), 3.1(d)(i) and 3.1(p) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on Saehan).

(b)                                 Performance of Obligations.  Saehan shall have performed and complied with, in all material respects (other than with respect to Section 4.1(b), (c), (e), (f), (g) and (k), which shall have been performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Wilshire shall have received a certificate signed on behalf of Saehan by the chief executive officer and by the chief financial officer of Saehan to such effect.

(c)                                  Officers’ Certificate.  Saehan shall have provided Wilshire with a certificate duly executed by the chief executive officer and the chief financial officer of Saehan certifying that the conditions set forth in Sections 6.2(a), (b), (g) and (k) have been satisfied.

(d)                                 Tax Opinion.  Wilshire shall have received the opinion of Hunton & Williams LLP, counsel to Wilshire, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to Wilshire shall be entitled to rely upon customary assumptions and representations provided by Wilshire and Saehan.

(e)                                  Absence of Burdensome Conditions.  No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties, including the Surviving Corporation, to pay any amounts (other than customary filing fees), or divest any banking office, line of business or operations, or (ii) imposes any condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a materially burdensome condition on Saehan, Wilshire or the Surviving Corporation, as applicable, or otherwise would materially alter the economics of the Merger for Wilshire.

(f)                                   Material Adverse Effect.  Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Saehan.

(g)                                  Delivery of Closing Documents.  Wilshire shall have received all documents required to be received from Saehan and/or Saehan Bank on or prior to the Closing Date as set forth in Section 1.3(b) hereof, all in form and substance reasonably satisfactory to Wilshire.

(h)                                 Delivery of Saehan Support Agreements.  Simultaneously with the execution of this Agreement, Wilshire shall have received from the persons listed on Confidential Schedule 6.2(h), as applicable, (a) the Principal Shareholder Support Agreement in the form of Exhibit C attached hereto for all of the shares for which they have the power to vote, and (b) a Director Support Agreement in the form of Exhibit B attached hereto.

(i)                                     Delivery of Option Holder Agreements.  Simultaneously with the execution of this Agreement, holders of outstanding Saehan Stock Options as of the date of this Agreement and listed on Disclosure Schedule 5.15(a) shall have executed and delivered to Wilshire and Newco Option Holder Agreements in the form of Exhibit D attached hereto.  Prior to the Closing Date, holders of outstanding Saehan Stock Options as of the date of this Agreement and listed on Disclosure Schedule 5.15(b) shall have executed and delivered to Wilshire and Newco Option Holder Agreements in the form of Exhibit D attached hereto

(j)                                    Dissenting Shareholders.  Holders of not more than five percent (5%) of the outstanding shares of Saehan Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of CGCL.

Section 6.3.                                 Conditions to Obligation of Saehan.  The obligation of Saehan to effect the Merger is subject to the satisfaction of the following conditions unless waived by Saehan:

(a)                                 Representations and Warranties.  The representations and warranties of Wilshire (i) set forth in Sections 3.2(a) and 3.2(b)(i) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (ii) set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on Wilshire).

(b)                                 Performance of Obligations.  Wilshire shall have performed and complied with, in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Saehan shall have received a certificate signed on behalf of Wilshire by the chief executive officer and by the chief financial officer of Wilshire to such effect.

(c)                                  Officers’ Certificate.  Wilshire shall have provided Saehan with a certificate duly executed by the chief executive officer and the chief financial officer of Wilshire certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)                                 Tax Opinion.  Saehan shall have received the opinion of Katten, Muchin Rosenmann, LLP, counsel to Saehan, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to Saehan shall be entitled to rely upon customary assumptions and representations provided by Wilshire and Saehan.

(e)                                  Delivery of Closing Documents.  Saehan shall have received all documents required to be received from Wilshire or Newco on or prior to the Closing Date as set forth in Section 1.3(c) hereof, all in form and substance reasonably satisfactory to Saehan.

ARTICLE VII
TERMINATION AND AMENDMENT

Section 7.1.                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required Saehan Vote:

(a)                                 by mutual consent of Wilshire and Saehan in a written instrument;

(b)                                 by either Wilshire or Saehan, upon written notice to the other, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Person whose failure to comply with Section 5.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c)                                  by either Wilshire or Saehan, upon written notice to the other, if the Merger shall not have been consummated on or before March 31, 2014; provided, however, that (i) such date may be extended one or more times, but not to a date any later than April 30, 2014, by notice from either Party delivered to the other Party on or before March 31, 2014, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Person whose failure to comply with any provision of this Agreement shall have resulted in, or principally caused, the failure of the Effective Time to occur on or before such date;

(d)                                 by Wilshire, upon written notice to Saehan, if (i) the Saehan Board effects a Change in Recommendation or fails to include the Saehan Board Recommendation in the Proxy Statement/Prospectus, (ii) Saehan enters into a definitive agreement providing for a Superior Proposal, (iii) within 48 hours (or such longer period of time that the Saehan Board determines in good faith is reasonably necessary to comply with its fiduciary duties) of a written request by Wilshire for the Saehan Board to reaffirm the Saehan Board Recommendation following the date any Acquisition Proposal or any material change thereto is first publicly announced, published or sent to Saehan’s stockholders, Saehan fails to issue a press release that reaffirms, unanimously and without qualification, the Saehan Recommendation (provided that such request such only be made once with respect to such Acquisition Proposal absent further material changes thereto), (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of Saehan’s capital stock shall have been commenced and the Saehan Board (or any committee thereof) fails to recommend against such tender offer or exchange offer within 10 Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no position with respect to the acceptance by the Saehan’s stockholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer), or (v) Saehan intentionally or materially breaches Section 5.1(c), Section 5.1(d) or Section 5.4;

(e)                                  by Saehan, upon written notice to Wilshire, if (i) Saehan enters into a definitive agreement providing for a Superior Proposal not in violation of Section 5.1 or Section 5.4, and (ii) concurrently with such termination, Saehan pays the Saehan Termination Fee to Wilshire by wire transfer of immediately available funds;

(f)                                   by Wilshire, upon written notice to Saehan, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a materially burdensome condition on Saehan, Wilshire or the Surviving Corporation, as applicable, or would other materially alter the economics of the Merger for Wilshire.

(g)                                  by either Wilshire or Saehan, upon written notice to the other, if there shall have been a breach by the other of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 6.2(a) or 6.2(b), or 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(h)                                 by either Wilshire or Saehan, upon written notice to the other, if a vote shall have been taken at the duly convened Saehan Stockholders Meeting and the Required Saehan Vote shall not have been obtained;

(i)                                     by Wilshire, upon written notice to Saehan, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Saehan; or

(j)                                    by Saehan, upon written notice to Wilshire, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Wilshire.

Section 7.2.                                 Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Saehan or Wilshire as provided in Section 7.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of Wilshire, Newco or Saehan or their respective officers or directors, except with respect to Sections 3.1(ii), 3.2(f), 5.2(b) and 5.7, this Section 7.2 and Article VIII, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b)                                 Saehan shall pay Wilshire, by wire transfer of immediately available funds, the sum of $4,219,000 (the “Saehan Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if Wilshire shall terminate this Agreement pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 7.1(d), in which case, Saehan shall pay the Saehan Termination Fee to Wilshire within three Business Days of Saehan’s receipt of written notice of such termination;

(ii)                                  if Saehan shall terminate this Agreement pursuant to Section 7.1(e), then Saehan shall pay the Saehan Termination Fee concurrently with such termination;

(iii)                               if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c) or Wilshire shall terminate this Agreement pursuant to Section 7.1(g), (B) at any time after the date of this Agreement and at or before such termination, Saehan shall have received an Acquisition Proposal, and (C) within eighteen (18) months of the date of such termination of this Agreement, Saehan or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this clause (iii) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Saehan), then Saehan shall pay Wilshire the Termination Fee upon the date of such execution or consummation; and

(iv)                              if (A) either Party shall terminate this Agreement pursuant to Section 7.1(h) because the Required Saehan Vote shall not have been obtained, (B) at any time after the date of this Agreement and at or before the date of the Saehan Stockholders Meeting, an Acquisition Proposal with respect to Saehan shall have been publicly announced, and (C) within eighteen (18) months of the date of such termination of this Agreement, Saehan or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Saehan shall pay the Saehan Termination Fee upon the date of such execution or consummation.

(c)                                  Saehan, Newco and Wilshire acknowledge that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Saehan pursuant to Section 7.2(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Wilshire and Newco, in the event of termination of this Agreement by such Party under such applicable section giving rise to the payment of such Saehan Termination Fee. If Saehan fails to pay when due any amounts required to be paid by it pursuant to Section 7.2(b) and in order to obtain such payment, Wilshire or Newco commences an action, suit or proceeding, then in addition to the amount of such judgment, then Saehan shall pay to Wilshire and Newco an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by them in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 3%.  Under no circumstances shall Saehan be obligated to actually pay more than one (1) Saehan Termination Fee pursuant to this Section 7.2(b).

Section 7.3.                                 Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made which by law requires further approval by stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 7.4.                                 Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.                                 Definitions.  Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement having confidentiality and standstill provisions that are no less favorable to Saehan, than the terms and provisions of the Confidentiality Agreement.

“Acquisition Proposal” except as otherwise expressly provided in Section 7.2(b)(iii), shall mean any inquiry, proposal or offer with respect to any transaction contemplating a merger,

reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries.

“affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

“After Consultation” shall mean, with respect to the Saehan Board, after consultation with a financial advisor of nationally recognized reputation to Saehan and with outside legal counsel to Saehan; provided, however, that if such consultation relates solely to determinations of the Saehan Board regarding interpretations and other matters of Applicable Legal Requirements, “After Consultation” means, in such context, after consultation by the Saehan Board solely with such applicable outside legal counsel (and not also with such financial advisor).

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person).  For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

“Constituent Corporations” shall mean each of Newco and Saehan.

“Determination Date” shall mean the 5th Business Day immediately prior to the Closing Date.

“EGTRRA” shall mean the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of

Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to Wilshire or Newco, the actual knowledge upon due inquiry of any officer or the general counsel of Wilshire or Newco, (ii) with respect to either of Wilshire or Newco, the actual knowledge without inquiry of any member of its board of directors, (iii) with respect to Saehan, the actual knowledge upon due inquiry of any officer or the general counsel of Saehan, or (iv) with respect to Saehan, the actual knowledge without inquiry of any member of its board of directors.

“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including generally accepted accounting principles.

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;

“Material Adverse Effect” shall mean, with respect to any Person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis, or on the ability of such Person to consummate the Merger or the Bank Merger as contemplated hereby, including a reduction in the stockholders’ equity of such Person, determined in accordance with GAAP, of 20% measured from March 31, 2013; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”:  Any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated California state chartered banks operating in Los Angeles, California, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Person relative to similarly situated California state chartered banks operating in Los Angeles, California, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) actions or omissions of Wilshire or Saehan taken with the prior written consent of the other or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated California state chartered banks, (G) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any stockholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (H) a decline in the price of the Saehan Common Stock or the Wilshire Common Stock on any established exchange (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(G) of this definition), or (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(H) of this definition).

“NASDAQ” shall mean the NASDAQ Global Select Market or The NASDAQ Stock Market, Inc., as applicable.

“Permitted Liens” with respect to any Person, shall mean (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Principal Shareholders” shall mean Dahaam-Net Co., Ltd., William Park, Don Rhee, The Rhee Family Trust, Don Rhee & Bok Kyung Rhee Jt Ten, Active USA, Inc, Abacus Capital Group, Il Young Kim Penison Trust, Imedra #841 Family Limited Partnership, Dong Soo Han MD, Inc., DS Han Family Partnership, Dong S Han et al PTR, Hanpark Investments LLC, and Maple Drive Investments LLC.

“Properties” means all real property leased or owned by Saehan or any Subsidiary of Saehan, either currently or in the past (as the context requires).

“Saehan Charter” shall mean the Articles of Incorporation of Saehan as filed with the Secretary of State of the State of California on August 28, 1997, as amended by Certificate of Amendment filed on February 5, 2010 and April 18, 2013.

“Saehan Stock Option” shall mean each outstanding option issued pursuant to the Saehan Stock Plans, or a predecessor plan, to purchase shares of Saehan Common Stock (including, with respect to each option holder, the terms of the Option Holder Agreement which such option holder has executed and delivered in accordance with Section 5.15 hereof.

“Saehan Trust” shall mean Saehan Capital Trust I.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal which the Saehan Board concludes in good faith, After Consultation, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Saehan, from a financial point of view, than the transactions contemplated by this Agreement, (ii) in the case of any Acquisition Proposal contemplating cash consideration, is not subject to any financing contingencies (and if financing is required, then such financing would, upon execution of a definitive agreement providing for such Superior Proposal, be fully committed to the third party making such Acquisition Proposal), and (iii) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed without unreasonable delay in relation to what is customary for a transaction of the nature so proposed; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Wilshire or Saehan, as the case may be.

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

“Wilshire Charter” shall mean the Restated Articles of Incorporation of Wilshire as filed with the Secretary of State of the State of California on August 27, 2004, as amended by the Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of the State of California on May 31, 2011, and as amended by the Certificate of Incorporation of Articles of Incorporation as filed with the Secretary of State of the State of California on May 30, 2012.

Section 8.2.                                 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.3.                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)                                 if to Wilshire, to

Wilshire Bancorp, Inc.

3200 Wilshire Blvd.

Los Angeles, California

Attention:                                         Steven S. Koh, Chairman of the Board
Facsimile:                                         (213) 427-6584

with a copy (which shall not constitute notice) to

Hunton & Williams LLP
1445 Ross Avenue, Suite 3700

Dallas, Texas 75202
Attention:                                         Peter G. Weinstock

T. Allen McConnell
Facsimile:                                         (214) 740-7182

and

(b)                                 if to Saehan, to

Saehan Bancorp

3580 Wilshire Blvd., Suite 600

Los Angeles, California 90010

Attention:                                         Il Young Kim, Chairman of the Board
Facsimile:                                         (323) 662-7817

with a copy (which shall not constitute notice) to

King, Holmes, Paterno & Berliner

1900 Avenue of the Stars, 25th Floor

Los Angeles, California 90067
Attention:                                         Keith T. Holmes
Facsimile:                                         (310) 282-8903

Section 8.4.                                 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or “furnished” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to (and print capabilities enabled on) a virtual data room containing such information.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to “stockholder” or “stockholders,” such terms shall be interchangeable with “shareholder” or “shareholders” as it relates to the Parties or is applicable under California law.  Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith.  Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 8.5.                                 Counterparts.  This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 8.6.                                 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties.  Except as provided in Section 5.8 , this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Saehan, Wilshire or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Saehan, Wilshire, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Saehan, Wilshire or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Saehan, Wilshire or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like.  The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by Saehan or Wilshire, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections.

Section 8.7.                                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 8.8.                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9.                                 Governing Law; Submission to Jurisdiction.

(a)                                 This Agreement and the transactions contemplated herein, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof.

(b)                                 Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of California, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the State of California, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought.  Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)                                  Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 8.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 8.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

Section 8.10.                          Enforcement.  The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.10, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11.                          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

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IN WITNESS WHEREOF, Wilshire and Saehan have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

WILSHIRE BANCORP, INC.	SAEHAN BANCORP

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

WS MERGER ACQUISITION CORP.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

AGREEMENT OF BANK MERGER

THIS AGREEMENT OF BANK MERGER, dated as of July 15, 2013 (this “Bank Merger Agreement”), is entered into between Wilshire State Bank (“Wilshire Bank”), a California state-chartered bank and a wholly owned subsidiary of Wilshire Bancorp, Inc., a California corporation (“Wilshire”), and Saehan Bank, a California state-chartered bank and a wholly owned subsidiary of Saehan Bancorp, a California corporation (“Saehan”).  Wilshire Bank and Saehan Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Wilshire, WS Merger Acquisition Corp., a wholly-owned subsidiary of Wilshire (“Newco”) and Saehan entered into an Agreement and Plan of Merger, dated as of July 15, 2013 (the “Agreement”), providing, among other things, for the merger of Saehan with and into Newco (the “Merger”), with Saehan as the surviving corporation in the Merger; and

WHEREAS, in connection with the Merger, Wilshire and Saehan desire to merge Saehan Bank with and into Wilshire Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.             Effective Time.  Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Wilshire Bank and Saehan Bank shall cause the Bank Merger to be consummated by filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of the Department of Financial Institutions of the State of California pursuant to Section 4887 of the California Financial Code (the “CFC”).  The Bank Merger shall become effective upon the time and date of such filing (the “Effective Time”).

2.             The Merger.  Wilshire Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”).  At the Effective Time, Saehan Bank shall be merged with and into Wilshire Bank and the separate existence of Saehan Bank shall cease.  The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the CFC.

3.             Effects of the Merger.

(a)           At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Saehan Bank, and the separate existence of Wilshire Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(b)           The articles of incorporation (as amended effective as of the Effective Time to reflect the new name of the Surviving Bank) and the bylaws of Wilshire Bank, as in effect as of the

Exhibit A - 1

Effective Time, shall be the Articles of Incorporation and bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(c)           The shares of Saehan Bank common stock, no par value per share (“Saehan Bank Common Stock”) and the shares of Wilshire Bank common stock, no par value per share (“Wilshire Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of Saehan Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled without consideration and cease to be an issued and outstanding share of Saehan Bank Common Stock; and (ii) each share of Wilshire Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

4.             Directors and Officers of the Surviving Bank.  The directors and officers of Wilshire Bank shall be the directors and officers of Surviving Bank immediately on and after the Effective Time.

5.             Procurement of Approvals.  This Bank Merger Agreement shall be subject to the approval of Wilshire, as the sole stockholder of Wilshire Bank, and Saehan, as the sole stockholder of Saehan Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents.  Wilshire Bank and Saehan Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

6.             Conditions Precedent.  The obligations of the Parties under this Bank Merger Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by Wilshire, as the sole stockholder of Wilshire Bank, and Saehan, as the sole stockholder of Saehan Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Agreement at or before the Effective Time.

7.             General Provisions.

(a)           Termination and Agreement.  The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Agreement.  This Bank Merger Agreement shall terminate, without any further action of either Party, notwithstanding stockholder approval, in the event that the Agreement shall be terminated as provided therein prior to the Effective Time.

(b)           Amendment.  This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c)           Successors and Assigns.  This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank

Exhibit A - 2

Merger Agreement may not be assigned by either Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d)           Governing Law.  This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e)           Counterparts.  This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

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Exhibit A - 3

IN WITNESS WHEREOF, Wilshire Bank and Saehan Bank have caused this Bank Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

WILSHIRE STATE BANK	SAEHAN BANK

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

Exhibit A - 4

EXHIBIT B

VOTING AND NON-COMPETITION AGREEMENT

This VOTING AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of July, 2013, by and between WILSHIRE BANCORP, INC., a California corporation and registered bank holding company (“Wilshire”), SAEHAN BANCORP, a California corporation and registered bank holding company (“Saehan”) and                                     , a director (“Director”) of Saehan.

WITNESSETH:

WHEREAS, Wilshire, WS Merger Acquisition Corp., a newly formed, wholly owned subsidiary of Wilshire (“Newco”) and Saehan have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 15, 2013, (the “Merger Agreement”), pursuant to which Saehan will be merged with and into Newco, with Newco surviving (the “Merger”).  Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement; and

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Wilshire and Saehan to enter into the Merger Agreement and a condition to Wilshire’s obligation to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the Merger and the premises and mutual covenants contained herein and intending to be legally bound hereby, Wilshire, Saehan and Director agree as follows:

1.                                      Director Support.  Director agrees to use his reasonable efforts to support and refrain from harming the goodwill of Wilshire and its subsidiaries (“Wilshire Subsidiaries”) and Saehan and its subsidiaries (“Saehan Subsidiaries”), and their respective customer and client relationships.  Director further agrees to support the business and banking reputation of Wilshire, including its subsidiaries, and not to disparage or otherwise malign such business or banking reputation.

2.                                      Director Covenants.

(a)                                 Director agrees that for a period of two (2) years from the date of this Agreement, Director shall not, directly or indirectly, individually or as an employee, partner, officer, director, promoter or shareholder or in any other capacity whatsoever, except in the performance of customary legal, accounting or investment or investment management services as performed at the time of execution of the Agreement or of a similar nature:

(i)                                     solicit the banking business of any current customers of Saehan or the Saehan Subsidiaries; or

(ii)                                  (A) acquire, charter, operate or enter into any franchise or other management agreement with any “Financial Institution,” as defined

Exhibit B - 1

below, in which Director shall be involved in activities competitive with Wilshire or the Wilshire Subsidiaries, or Saehan or the Saehan Subsidiaries, in each case as in existence as of the date hereof (B) serve as an officer, director, employee, agent, promoter, or consultant to any Financial Institution (whether in existence or in organization) in connection with activities that are competitive with Wilshire or any Wilshire Subsidiaries, or Saehan or the Saehan Subsidiaries, in each case as in existence as of the date hereof, or (C) establish or operate a branch or other office of a Financial Institution, provided that the restrictions in clauses (A) though (C) above shall apply only to any Financial Institution located within a 10-mile radius of any branch of Wilshire State Bank or Saehan Bank, in each case as in existence as of the date hereof (“Covered Financial Institution”).  For purposes of this Agreement, “Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent or subsidiary thereof.

(b)                                 Director further agrees that Director shall not:

(i)            prior to the Effective Date of the Merger, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of Saehan or any Saehan Subsidiary;  and

(ii)           after the Effective Date of the Merger and until the second anniversary of this Agreement, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is an employee of Wilshire or any Wilshire Subsidiary at the time and who was an employee of Saehan within the preceding twelve (12) months.

(c)                                  If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad with respect to time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

(d)                                 Director agrees that (i) this Agreement is entered into in connection with the conveyance to Wilshire of the goodwill of the business of Saehan and the Saehan Subsidiaries; (ii) Director is receiving valuable consideration in this Agreement and in the Merger pursuant to the Merger Agreement; (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure that Wilshire receives the goodwill of Saehan and the Saehan Subsidiaries; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

Exhibit B - 2

(e)                                  Notwithstanding the foregoing, nothing in this Agreement shall require the Director to (i) divest any passive investment in any Covered Financial Institution existing as of the Effective Date of this Agreement, (ii) refrain from becoming a shareholder of no more than 4.9% of any class of equity security or debt security or other ownership interest of any Covered Financial Institution, or (iii) resign from any board position held at any Covered Financial Institution as of the Effective Date of this Agreement.  In the event that the Director holds a passive investment, becomes a shareholder or serves on a board of a Covered Financial Institution as outlined in this paragraph 2(e), such Director will still be subject to the duties outlined in paragraphs 2(a) and 2(b) above.

(f)                                   Director agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Director contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Director of its obligations under this Agreement.

(g)                                  Director agrees to permit Wilshire and/or Saehan to publish and disclose in any proxy statement or securities filing, Director’s identity and ownership of shares of Saehan’s or Wilshire’s common stock and the nature of Director’s commitments, arrangements and understandings under this Agreement.

(h)                                 From time to time, at the request of Wilshire and without further consideration, Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3.                                      Release.

(a)                                 Director acknowledges that he has no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Saehan, except as expressly provided herein.  For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Director, for himself and on behalf of his heirs and assigns (the “Director Releasing Parties”), releases, acquits and forever discharges Saehan and its Subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Saehan and its Subsidiaries shall not be released from any obligations or liabilities to Director in connection with any deposits, accounts, fees, accrued benefits or other written contractual obligations of Saehan to Director as set forth on Schedule 1 attached hereto or any potential claim for indemnification under Saehan’s articles of incorporation or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Director’s service as a director or officer of Saehan or any Saehan Subsidiary relating to acts, circumstances, actions or omissions

Exhibit B - 3

arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Director.

(b)                                 Director expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code—and any similar federal law or law of any other jurisdiction—and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the California Civil Code states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Director expressly acknowledges that the release above is intended to include in its effect, without limitation, any and all claims which Director does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of such claims.

(c)                                  It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by Saehan and the Saehan Subsidiaries.  Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Director may have or be entitled to against Saehan and its Subsidiaries, and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Director in connection with any deposits, accounts, fees, accrued benefits or other written contractual obligations of Saehan and its Subsidiaries to Director as set forth on Schedule 2 attached hereto.

4.                                      Termination.  Subject to the second sentence of Section 5, this Agreement shall terminate following the end of the noncompete period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

5.                                      Effective Date.  This Agreement shall become effective on the date of execution of this Agreement.  If the Merger Agreement is terminated in accordance with its terms, then this

Exhibit B - 4

Agreement shall become null and void as of the date of the termination of the Merger Agreement and shall be of no further force and effect.

6.                                      Specific Performance/Injunctive Relief.  Director acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Wilshire critical to the business of Wilshire and Wilshire Bank and that any breach of this Agreement by Director will give rise to irreparable injury that is not compensable with money damages.  Accordingly, Director agrees that Wilshire shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Director.  Wilshire and Director hereby acknowledge and agree that Wilshire and Saehan will be irreparably damaged if the provisions of this Agreement are not specifically enforced.  Director further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies.  Such remedies shall not be exclusive and shall be in addition to any other remedy that Wilshire may have at law or in equity.

7.                                      Extension of Term of Restrictive Covenant.  If Director violates any restrictive covenant contained in Section 2, or if any action to enforce a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Director’s violation continues and the number of days during which such court action is pending.  If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

8.                                      Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of Saehan to approve the Merger or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of Saehan entitled to vote at such meeting, including all voting shares listed on Attachment A (together, “Owned Shares”): (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Wilshire to complete the Merger, the ability of Saehan to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of Saehan. Director covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

9.                                      Transfer Restrictions Prior to Merger. The Director will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber,

Exhibit B - 5

hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferree shall agree in writing to be bound by the provisions of Sections 8 and 9 of this Agreement.

10.                               Director Representations and Warranties.  Director hereby represents and warrants to Wilshire as follows:

(a)                                 Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)                                  The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)                                 On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the shares of Saehan Common Stock owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and

Exhibit B - 6

security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the Saehan Shareholder Meeting or any other shareholder meeting of Saehan in connection with the Merger Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e)                                  Director understands and acknowledges that each of Wilshire and Saehan is entering into the Merger Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

11.                               Resignation from Saehan Board. Each Director hereby tenders his or her resignation from the Board of Directors of Saehan subject to and effective upon the Effective Time.

12.                               Injunctive Relief.  Wilshire and Director hereby acknowledge and agree that Wilshire and Saehan will be irreparably damaged if this Agreement is not specifically enforced.  Accordingly, Wilshire and Saehan are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance.  Such remedies are not to be exclusive and are in addition to any other remedy that Wilshire or Saehan may have at law or in equity.

13.                               Assignability.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

14.                               Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

15.                               APPLICABLE LAW CHOICE OF VENUE.  THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT.  THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.                               Legal Construction.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any

Exhibit B - 7

provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

17.                               Notice.  Unless otherwise provided herein, any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery.  The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16.  All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

IF TO SAEHAN:

Saehan Bancorp

3580 Wilshire Blvd., Suite 600

Los Angeles, California 90010

Telecopy No. (323) 662-7817

Attention:  Il Young Kim

Chairman of the Board

IF TO WILSHIRE:

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard

Los Angeles, California 90010

Telecopy No. (213) 427-6683

Attention:  Mr. J.W. Yoo

President and Chief Executive Officer

18.                               No Delay, Waiver, Etc.  No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial

Exhibit B - 8

exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

19.                               Entire Agreement.  This Agreement is irrevocable.  The recitals are incorporated as part of this Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

20.                               Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

Exhibit B - 9

[Signature Page to Director Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

Address:

WILSHIRE:	WILSHIRE BANCORP, INC.

By:
J.W. Yoo,
President and Chief Executive Officer

SAEHAN:	SAEHAN BANCORP

By:
Il Young Kim
Chairman of the Board

Exhibit B - 10

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of Saehan Bancorp Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

Exhibit B - 11

Schedule 1

Exhibit B - 12

Schedule 2

Exhibit B - 13

EXHIBIT C

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (“Agreement”) is made and entered into by and between WILSHIRE BANCORP, INC., a California corporation (“Wilshire”), and                                        (“Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

R E C I T A L S:

WHEREAS, Wilshire, WS Merger Acquisition Corp., a newly formed subsidiary of Wilshire (“Newco”), and Saehan Bancorp, a California corporation (“Saehan”), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Saehan with and into Newco, with Newco as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of the number of shares of Saehan Common Stock set forth on Attachment A hereto; and

WHEREAS, as an inducement and a condition to Wilshire entering into and consummating the Merger Agreement, Wilshire has required that Shareholder enter into this Agreement so as to make more likely the approval of the Merger by the requisite vote of Saehan’s shareholders and to promote stability between Wilshire and its substantial shareholders following consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.01          Agreement to Vote in Favor of Merger.  Shareholder hereby agrees that from the date hereof until the earlier of (i) the occurrence of the effective time of the Merger (the “Effective Time”) and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”) at any shareholder meeting of Saehan to approve the Merger or any related transaction, or any adjournment or postponement thereof, Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all of its voting shares of capital stock of Saehan entitled to vote at such meeting, including all voting shares listed on Attachment A (together, “Owned Shares”): (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Wilshire to complete the

Exhibit C - 1

Merger, the ability of Saehan to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

Section 1.02          Transfer Restrictions prior to Merger.  Shareholder agrees that it will not, during the Support Period, except in respect of the Merger and receiving the Merger Consideration: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (ii) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable. Notwithstanding the foregoing, Shareholder may transfer Owned Shares (i) by operation of law, by will or pursuant to the laws of descent and distribution, or (ii) to a transferee which, prior to the transfer, shall agree in writing to be bound by the provisions of this Agreement as fully as the undersigned

Section 1.03          Inconsistent Agreements.  Shareholder hereby covenants and agrees that, except for or in a manner consistent with this Agreement, it (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares.

ARTICLE II

REPRESENTATIONS, WARRANTIES & COVENANTS

Section 2.01          Shareholder Representations and Warranties. Shareholder hereby represents and warrants to Wilshire as follows:

(a) Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Shareholder and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Exhibit C - 2

(c) Assuming due execution and delivery by Wilshire, this Agreement constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Shareholder or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(e) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Shareholder in the manner reflected thereon, include all of the shares of Saehan Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Shareholder to perform Shareholder’s obligations hereunder. As of the date hereof Shareholder has, and at the Saehan Shareholder Meeting or any other shareholder meeting of Saehan in connection with the Merger Agreement and the transactions contemplated thereby, Shareholder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(f) Shareholder understands and acknowledges that each of Wilshire and Saehan is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

Section 2.02          Wilshire Representations and Warranties.  Wilshire hereby represents and warrants to Shareholder as follows:

(a) Wilshire has full legal right and capacity to execute and deliver this Agreement, to perform Wilshire’s obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Wilshire and the execution, delivery and performance of this Agreement by Wilshire and the

Exhibit C - 3

consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Wilshire and no other actions or proceedings on the part of Wilshire are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) Assuming due execution and delivery of this Agreement by Shareholder, this Agreement constitutes the valid and binding agreement of Wilshire, enforceable against Wilshire in accordance with its terms.

Section 2.03          Shareholder Covenants.  Shareholder hereby covenants and agrees with Wilshire as follows:

(a) Shareholder agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Shareholder of its obligations under this Agreement.

(b) Shareholder agrees to permit Wilshire and/or Saehan to publish and disclose in any proxy statement or securities filing, Shareholder’s identity and ownership of shares of Saehan’s or Wilshire’s common stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

(c) From time to time, at the request of Wilshire and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE III

TERMINATION

Section 3.01          Termination of Agreement.  This Agreement shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms; and (ii) the Effective Time of the Merger.

Section 3.02          Effect of Termination.  In the event of termination of this Agreement pursuant to Section 3.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.

Exhibit C - 4

ARTICLE IV

MISCELLANEOUS

Section 4.01          Expenses. Except as otherwise may be agreed in writing or otherwise set forth in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 4.02          Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement is binding on the parties hereto and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except a otherwise provided herein.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 4.03          Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national courier service, or sent by email or facsimile, to the subject Shareholder at the address set forth on the signature page below, or such other address as may be designated in writing hereafter, in the same manner, by such person, and to Wilshire to the following address:

if to Wilshire, to:

Wilshire Bancorp, Inc.

3200 Wilshire Blvd.

Los Angeles, California

Attention:       Steven S. Koh, Chairman of the Board

Facsimile:       (213) 427-6584

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention:       Peter G. Weinstock

T. Allen McConnell

Facsimile:       (214) 740-7182

Section 4.04          Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Wilshire and Shareholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Exhibit C - 5

Section 4.05          Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of the other party hereto; provided that Wilshire may assign its rights and obligations under this Agreement to a Subsidiary of Wilshire, so long as Wilshire remains liable for its obligations, and, provided, further, that this Agreement is assignable by Shareholder in connection with any transfer permitted by Section 1.02 hereof.

Section 4.06          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 4.07     WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.07.

Section 4.08          Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Wilshire would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Wilshire may be entitled (including monetary damages), Wilshire shall be

Exhibit C - 6

entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that neither Wilshire nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.08, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 4.09          Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Section 4.10          Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.11          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Wilshire any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to Shareholder.

[Signature Pages to Follow]

Exhibit C - 7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting and Support Agreement as of the          day of July 2013.

WILSHIRE BANCORP, INC.

By:
Name:	Steven S. Koh
Title:	Chairman of the Board

SHAREHOLDER

By:
Name:
Title:

Address:

[Signature Page to Voting and Support Agreement]

Exhibit C - 8

Attachment A

LISTING OF OWNED SHARES

Shareholder Name	No. of Shares of Saehan Bancorp Common Stock (Shareholder has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 2.01

Exhibit C - 9

EXHIBIT D

OPTION HOLDER AGREEMENT

July       , 2013

Wilshire Bancorp, Inc.

3200 Wilshire Blvd.

Los Angeles, California 90010

Saehan Bancorp

3580 Wilshire Blvd., Suite 600

Los Angeles, California 90010

Reference is hereby made to that certain Agreement and Plan of Merger and Reorganization, dated as of July 15, 2013 (“Merger Agreement”), by and between Wilshire Bancorp, Inc. (“Wilshire”), WS Merger Acquisition Corp., a newly formed wholly-owned subsidiary of Wilshire (“Newco”), and Saehan Bancorp (“Saehan”), pursuant to which among other things, subject to the terms and conditions stated therein, (a) Saehan will be merged with and into Newco, with Newco surviving the merger, and (b) the shareholders of Saehan common stock, no par value per share (“Saehan Common Stock”), are to receive the merger consideration described therein in connection with the merger of Saehan into Newco.  Terms with their initial letter capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement.

I have previously been granted options to acquire shares of Saehan Common Stock, pursuant to one or more stock option agreements (the “Option Agreements”) between Saehan and me.  With respect to the number of shares of Saehan Common Stock that I have unexercised options to purchase (the “Covered Options”), I acknowledge and agree that upon consummation of the merger described above (the “Effective Time”), my Covered Options shall be terminated with no further action necessary on my part and, in consideration therefor, I shall receive,: in lieu of each share of Saehan Common Stock that would otherwise have been issuable upon exercise of my Covered Options, an amount in cash equal to (a) the weighted average sales price per share for Saehan Common Stock on the OTC Bulletin Board on the Closing Date (or, in the event fewer than 100,000 shares of Saehan Common Stock traded on the OTC Bulletin Board on the Closing Date, the Per Share Cash Consideration as stated in the Merger Agreement), less (b) the exercise price per share with respect to the corresponding Saehan Stock Option in question  (the “Per Option Termination Consideration”).  I acknowledge that the consideration to be received by me pursuant to this letter agreement is adequate consideration for my agreement to the terms and conditions of this letter agreement, including, without limitation, the release set forth below.

Exhibit D - 1

I hereby agree not to exercise any of my Covered Options before the Effective Time.  I further agree (a) to accept the Per Option Termination Consideration for each Covered Option in full satisfaction of all my rights under the Covered Options, and (b) that, without limitation, subject to receipt of the Per Option Termination Consideration for each Covered Option, such Covered Options will be cancelled and will terminate at the Effective Time.

Anything provided to the contrary in this Agreement or the Option Agreements notwithstanding, I acknowledge and agree that at any time prior to the Effective Time, Wilshire may determine to assume the Covered Options in which event the Covered Options will be converted into options to purchase the common stock of Wilshire on the same vesting and exercise terms as the Covered Options, provided that the number of shares of Wilshire common stock purchasable pursuant to the Covered Options and the exercise price of the Covered Options will be adjusted as provided in Section 2.1(c) of the Agreement.  In such event I will receive options to purchase the common stock of Wilshire in lieu of the Per Option Termination Consideration.

Upon receipt of the Per Option Termination Consideration for each Covered Option, I hereby release Wilshire, Saehan, and their respective subsidiaries, boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations to me relating to the Covered Options.  I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by Wilshire or Saehan to effect the transactions described in this Agreement.

In the event the Merger Agreement is terminated by Wilshire, Saehan or Newco in accordance with its terms, this letter agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

I understand and agree that the consideration to be received by me pursuant to this letter agreement will be subject to applicable federal withholding obligations and reporting.

Very truly yours,

Agreed and Acknowledged:

WILSHIRE BANCORP, INC.

By:
Steven S. Koh, Chairman of the Board

Exhibit D - 2